UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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American International Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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American International Group, Inc.
70 Pine Street, New York, N.Y. 10270
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 11, 2005
June 27, 2005
To the Shareholders of
 AMERICAN INTERNATIONAL GROUP, INC.:
      The Annual Meeting of Shareholders of AMERICAN INTERNATIONAL GROUP, INC. (“AIG”) will be held at the offices of AIG at 72 Wall Street, Eighth Floor, New York, New York, on Thursday, August 11, 2005, at 10:00 o’clock A.M., for the following purposes:

1.	To elect 15 directors of AIG to hold office until the next annual election and until their successors are duly elected and qualified;

2.	To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2005; and

3.	To transact any other business that may properly come before the meeting.
      Shareholders of record at the close of business on June 24, 2005 will be entitled to vote at the meeting. During the ten days prior to the meeting, a list of the shareholders will be available for inspection at the offices of AIG at 70 Pine Street, New York, New York.

By	Order of the Board of Directors

KATHLEEN E. SHANNON
Secretary

            If you plan on attending the meeting, please remember to bring photo identification with you. If you cannot be present at the meeting, please sign the enclosed proxy card and return it at once in the accompanying postage prepaid envelope or vote your shares by telephone or over the Internet.

American International Group, Inc.
70 Pine Street, New York, N.Y. 10270
PROXY STATEMENT
June 27, 2005
      The enclosed proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Shareholders of American International Group, Inc., a Delaware corporation (“AIG”), to be held on August 11, 2005, or at any adjournment thereof. It may be revoked at any time prior to its use. Proxies will be voted as specified and, unless otherwise specified, will be voted for the election of directors, for the ratification of the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2005, and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting. These proxy materials are being mailed to shareholders of AIG commencing on or about June 27, 2005.
      Only shareholders of record at the close of business on June 24, 2005 will be entitled to vote at the Annual Meeting. On that date, 2,595,066,648 shares (exclusive of shares held by AIG and certain subsidiaries) of common stock, par value $2.50 per share (“AIG Common Stock”), were outstanding, each such share of AIG Common Stock having one vote.
      Proxies marked as abstaining, and any proxies returned by brokers as “non-votes” on behalf of shares held in street name because beneficial owners’ discretion has been withheld as to one or more matters on the agenda for the Annual Meeting, will be treated as present for purposes of determining a quorum for the Annual Meeting. With respect to the election of directors, any shares not voted as a result of an abstention or a broker non-vote will have no impact on the vote. With respect to the ratification of the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm, a broker non-vote will have no impact on the vote while an abstention will effectively be treated as a vote against the proposal.

ELECTION OF DIRECTORS
      Fifteen directors are to be elected at the meeting to hold office until the next annual election and until their successors are duly elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote for the election of the nominees listed below, all of whom are currently members of your Board of Directors. Frank J. Hoenemeyer is not standing for re-election, and Messrs. M.R. Greenberg and Howard I. Smith resigned from the Board of Directors in June 2005. It is not expected that any of the nominees will become unavailable for election as a director, but if any should prior to the meeting, proxies will be voted for such persons as the persons named in the accompanying form of proxy may determine in their discretion. Directors will be elected by a plurality of the votes cast. The nominees and certain information supplied by them to AIG are as follows:

M. BERNARD AIDINOFF Director since 1984	Retired Partner, Sullivan & Cromwell LLP (Attorneys) Age 76 Director, First SunAmerica Life Insurance Company, a wholly-owned subsidiary of AIG

PEI-YUAN CHIA Director since 1996	Retired Vice Chairman, Citicorp and Citibank, N.A. Age 66

MARSHALL A. COHEN Director since 1992	Counsel, Cassels Brock & Blackwell (Barristers and Solicitors); Former President and Chief Executive Officer, The Molson Companies Limited

Age 70

Director, Barrick Gold Corporation
              Collins & Aikman Corporation
              Lafarge North America Inc.
              Metaldyne Corporation
              Premcor Inc.
The Toronto-Dominion Bank

WILLIAM S. COHEN Director since 2004	Chairman and Chief Executive Officer, The Cohen Group; Former United States Secretary of Defense; Former United States Senator
(The Cohen Group provides business consulting services and advice in international markets)

Age 64

Director, Viacom Inc.

MARTIN S. FELDSTEIN Director since 1987	Professor of Economics, Harvard University; President and Chief Executive Officer, National Bureau of Economic Research (a nonprofit economic research center)

Age 65

Director, Eli Lilly and Company HCA Inc.

ELLEN V. FUTTER Director since 1999	President, American Museum of Natural History

Age 55

Director, Bristol-Myers Squibb Company
             Consolidated Edison, Inc. (also serves
             as Trustee of Consolidated Edison
             Company of New York, Inc.)
J.P. Morgan Chase & Co.

STEPHEN L. HAMMERMAN Elected March 7, 2005	Retired; Former Deputy Commissioner of Legal Matters, New York City Police Department; Former Vice Chairman, Merrill Lynch & Co. Age 67

CARLA A. HILLS Director since 1993	Chairman and Chief Executive Officer,
Hills & Company; Former United States
Trade Representative
(Hills & Company provides international investment, trade and risk advisory services)

Age 71

Director, Time Warner Inc.
              Chevron Corporation
Lucent Technologies Inc.

RICHARD C. HOLBROOKE Director since 2001	Vice Chairman, Perseus LLC; Former United States Ambassador to the United Nations; Former Vice Chairman, Credit Suisse First Boston
(Perseus LLC is a merchant bank and private equity fund management company)

Age 64

Director, Human Genome Sciences, Inc.
Quebecor World Inc.

DONALD P. KANAK Director since 2004	Executive Vice Chairman and Chief Operating Officer, AIG Age 52

GEORGE L. MILES, JR. Elected April 21, 2005	President and Chief Executive Officer, WQED Multimedia; Former Executive Vice President and Chief Operating Officer, WNET/Thirteen in New York

Age 63

Director, WESCO International, Inc.
               Equitable Resources, Inc.
               Harley-Davidson, Inc.
Westwood One, Inc.

MORRIS W. OFFIT Elected April 21, 2005	Co-Chief Executive Officer, Offit Hall Capital Management LLC (a wealth management advisory firm); Founder and Former CEO, OFFITBANK (a private bank) Age 68

MARTIN J. SULLIVAN Director since 2002	President and Chief Executive Officer, AIG Age 50 Director, International Lease Finance Corporation and Transatlantic Holdings, Inc., (“Transatlantic”), subsidiaries of AIG

EDMUND S.W. TSE Director since 1996	Senior Vice Chairman—Life Insurance, AIG Age 67

FRANK G. ZARB Elected Interim Chairman, April 21, 2005 Director since 2001	Chairman, Frank Zarb Associates, LLC; Senior Advisor, Hellman & Friedman LLC; Former Chairman and Chief Executive Officer, National Association of Securities Dealers, Inc. and The Nasdaq Stock Market, Inc. (Frank Zarb Associates, LLC is a consulting firm, and Hellman & Friedman is a private equity investment firm)

Age 70

Director, FPL Group, Inc.
      The principal occupation or affiliation of the nominees is shown in bold face type. Each of the directors who is also an executive officer of AIG has, for more than five years, occupied an executive position with AIG or companies that are now its subsidiaries, and, except as hereinafter noted, each other director has occupied an executive position with his company or organization listed above for at least five years. Mr. William Cohen served as United States Secretary of Defense from 1997 to January 2001. Mr. Hammerman served as Deputy Commissioner of Legal Matters for the New York City Police Department from 2002 through 2004. He was employed by Merrill Lynch & Co. from 1978 to 2002, with his final position being Vice Chairman. Mr. Holbrooke served as United States Ambassador to the United Nations from 1999 to 2001. Mr. Zarb served as Chairman and Chief Executive Officer of the National Association of Securities Dealers, Inc. from February 1997 until October 2000 and The Nasdaq Stock Market, Inc. from February 1997 until January 2001 and as Chairman of those organizations until September 2001.
Corporate Governance, Board of Directors and Committees

Governance Principles
      AIG’s Board has established the AIG Corporate Governance Guidelines (the “Guidelines”), which are included as Appendix A to this Proxy Statement, to promote the effective functioning of the Board and its committees, to promote the interests of shareholders and to establish a common set of expectations for the governance of the organization. All of AIG’s corporate governance materials, including the Guidelines and Committee charters, as well as AIG’s Code of Conduct for employees, are published in the Corporate Governance section of AIG’s corporate website at www.aigcorporate.com. AIG’s Board regularly reviews corporate governance developments and modifies its guidelines, charters and practices as warranted. AIG’s By-laws and the Guidelines were last amended in June 2005, to reflect the current policy of the Board that the position of Chairman should be separate from the position of Chief Executive Officer and should be selected from the independent directors. In accordance with the Guidelines, Mr. Zarb has been named Interim Chairman of the Board. Mr. Zarb has expressed his intention to serve as Interim Chairman only for a limited period and has requested that the Nominating and Governance Committee address the issue of a successor for the Chairman position prior to the end of 2005. The Guidelines were also amended to reflect that at least two-thirds of the directors shall be independent under the New York Stock Exchange (“NYSE”) listing standards. These modifications have been and any further modifications will be reflected in the Corporate Governance section of www.aigcorporate.com.
      In addition, AIG has adopted a Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics and a Code of Conduct for employees, which are available free of charge or through the Investor Information section of www.aigcorporate.com. Any amendment to AIG’s Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics and any waiver applicable to AIG’s directors, executive officers or senior financial officers will be posted on AIG’s website within the time period required by the Securities and Exchange Commission (“SEC”) and the NYSE.
      Using the Director Independence Standards, which are included as Appendix B to this Proxy Statement and which were last amended in March 2005 to conform to changes in NYSE rules, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, determined that Mrs. Hills and Messrs. Aidinoff, Chia, Marshall Cohen, William Cohen, Feldstein, Hammerman, Holbrooke, Miles, Offit and Zarb are independent under the current NYSE listing standards.
      In making their independence determinations, the Nominating and Corporate Governance Committee and the Board reviewed the charitable contributions made by The Starr Foundation to the organizations with which the directors are affiliated. The Starr Foundation was established and principally funded by C.V. Starr and his estate.
      The Starr Foundation made contributions of $1,325,000 to the National Bureau of Economic Research (the “Bureau”) to establish the C.V. Starr Research Fund for International Economics (the “Research Fund”) in 2002. Mr. Feldstein is president and chief executive officer of the Bureau. These donations were made solely to establish the Research Fund, and Mr. Feldstein has advised the Nominating and Corporate Governance Committee that there is no present intention to seek additional funding for the Bureau from The Starr Foundation. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that these contributions do not impair Mr. Feldstein’s independence for purposes of the NYSE listing standards.
      There were five regularly scheduled meetings of the Board during 2004 and seven meetings to date in 2005. All of the directors attended at least 75 percent of the aggregate of all meetings of the Board and of the committees of the Board on which they served. The non-management directors meet in executive session, without any management directors present, either before or after each regularly scheduled Board meeting. Mr. Zarb presides at these executive sessions.
      AIG has adopted policies on reporting of concerns regarding accounting and other matters and on communicating with non-management directors, which are available in the Corporate Governance section of www.aigcorporate.com.
Audit Committee
      The Audit Committee, which held 16 meetings during 2004 and 14 meetings to date in 2005, assists the Board’s oversight of AIG’s financial statements and compliance with legal and regulatory requirements, the qualifications and performance of AIG’s independent registered public accounting firm and the performance of AIG’s internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of AIG’s independent registered public accounting firm. Mr. Frank J. Hoenemeyer chaired the Audit Committee, which included Messrs. Aidinoff, Chia and Zarb and Mrs. Hills, during 2004. Messrs. Miles and Offit joined the Audit Committee on May 18, 2005. The Board has determined, upon the recommendation of the Nominating and Corporate Governance Committee, that all members of the Audit Committee are independent under both NYSE listing standards and SEC rules. The Board has also determined that each member of the Audit Committee is financially literate within the meaning of the NYSE listing standards and that Mr. Hoenemeyer is an audit committee financial expert for purposes of the SEC rules and has accounting or related financial management expertise for purposes of the NYSE listing standards. Although designated as an audit committee financial expert, Mr. Hoenemeyer is not an accountant for AIG and, under the SEC rules, is not an “expert” for purposes of the liability provisions of the Securities Act of 1933, as amended (the “Securities Act”), or for any other purpose. Mr. Hoenemeyer does not have any responsibilities or obligations in addition to those of the other audit committee members; all audit committee members have the identical duties and responsibilities. The Nominating and Corporate Governance Committee has recommended that Mr. Offit be named Chairman of the Audit Committee upon Mr. Hoenemeyer’s retirement from the Board at the Annual Meeting.
Nominating and Corporate Governance Committee
      Mr. Aidinoff chairs the Nominating and Corporate Governance Committee, which held five meetings in 2004 and six meetings to date in 2005 and which also included Messrs. Marshall Cohen and Zarb and Mrs. Hills, all of whom the Board has determined, upon the recommendation of the Nominating and Corporate Governance Committee, are independent under NYSE listing standards. The primary purposes of the Nominating and Corporate Governance Committee are to recommend individuals to the Board of Directors for nomination, election or appointment as members of the Board and its committees and to review on an ongoing basis the corporate governance principles and practices that should apply to AIG. In early 2005, the Nominating and Corporate Governance Committee nominated Mr. Hammerman to serve as a director, and the Board accepted the recommendation and elected him a director on March 7, 2005. Mr. Hammerman was initially identified by Mr. Greenberg as a potential nominee for director. Also in 2005, the Nominating and Corporate Governance Committee nominated Messrs. Miles and Offit to serve as directors, and the Board accepted the recommendation and elected them directors on April 21, 2005. Messrs. Miles and Offit were initially identified as potential nominees by Mr. Richard Beattie of Simpson Thacher & Bartlett LLP, counsel to the independent directors, and Mr. Zarb, respectively.
      The Nominating and Corporate Governance Committee will consider nominees recommended by the shareholders. The Guidelines include a listing of the characteristics that the Nominating and Corporate Governance Committee considers important for nominees for director. The Nominating and Corporate Governance Committee will evaluate shareholder nominees on the same basis as all other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at the 2006 Annual Meeting of Shareholders may do so by submitting in writing such nominees’ names, in compliance with the procedures described under “Shareholder Proposals For 2006 Annual Meeting” in this Proxy Statement.
Compensation Committee
      The Compensation Committee, which held six meetings during 2004 and seven meetings to date in 2005, oversees the administration of AIG’s compensation programs, establishes the compensation of the Chief Executive Officer and makes recommendations with respect to compensation programs applicable to senior executives and other employee compensation. Messrs. Marshall Cohen, William Cohen, Hoenemeyer and Holbrooke are the current members of the Compensation Committee, with Mr. Marshall Cohen serving as the Chairman. The Board has determined, upon the recommendation of the Nominating and Corporate Governance Committee, that all members of the Compensation Committee are independent under the NYSE listing standards.
Other Committees
      The principal function of the Executive Committee, which acted only by unanimous written consent in 2004 and 2005, is to act for the Board between Board meetings. In 2004, Messrs. Aidinoff, Greenberg, Hoenemeyer, Smith and Zarb and Mrs. Hills comprised the Executive Committee, with Mr. Zarb serving as the Chairman. On

April 21, 2005, the Board of Directors reconstituted the Executive Committee which now consists of Messrs. Sullivan, Kanak, Hoenemeyer, Aidinoff, Marshall Cohen and Zarb, and is chaired by Mr. Sullivan.
      The Finance Committee, which oversees the financial affairs and investment activities of AIG and its subsidiaries, held 12 meetings during 2004 and four meetings to date in 2005. Ms. Futter and Messrs. Aidinoff (until May 2004), Chia, Feldstein, Greenberg (until March 2005), Hoenemeyer, Holbrooke, Smith (until March 2005), and Zarb served as members of the Finance Committee during 2004 and to date in 2005. The Finance Committee was chaired by Mr. Greenberg until March 2005 and is now chaired by Mr. Sullivan.
      On April 21, 2005, the Board established two new committees: the Regulatory, Compliance and Legal Committee and the Public Policy and Social Responsibility Committee. Current members of the Regulatory, Compliance and Legal Committee are Messrs. Hammerman, who serves as chairman, Aidinoff and Marshall Cohen and Ms. Futter. The Public Policy and Social Responsibility Committee is chaired by Mr. Holbrooke and includes Messrs. William Cohen, Feldstein and Miles.
      Mr. Zarb, in his capacity as Interim Chairman, serves as an ex officio member of all standing committees of the Board.
Ownership of Certain Securities
      The only persons who, to the knowledge of AIG, own in excess of five percent of the Common Stock of AIG are FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109, which filed a Schedule 13G on February 14, 2005, with respect to the 161,203,013 shares of AIG Common Stock held by it, and Starr International Company, Inc. (“SICO”). According to the Schedule 13G filed by FMR Corp., it is the parent company of various entities (collectively, “Fidelity”) that provide investment advisory and management services to the Fidelity Group of mutual funds. The FMR Corp. Schedule 13G states that Fidelity is the beneficial owner of an aggregate of 5.672 percent of the outstanding AIG Common Stock, 147,737,387 shares, as a result of providing these services to the funds, and that Fidelity International Limited, which operates as an entity separate from FMR Corp. and Fidelity, is the beneficial owner of 6,949,031 shares of AIG Common Stock. At March 31, 2005, SICO (which has executive offices at Clifton House, Lower Fitzwilliam Street, Dublin 2, Ireland) held 310,905,397 shares, or 11.98 percent, of the outstanding AIG Common Stock. The Starr Foundation and C.V. Starr & Co., Inc. (“Starr”) (both having executive offices at 345 Park Avenue, New York, New York) held 50,529,531 shares and 47,337,246 shares (including 18,644,278 shares held by the C.V. Starr & Co., Inc. Trust), or 1.95 percent and 1.82 percent, respectively, of the outstanding AIG Common Stock on that date.

      The following table summarizes the ownership of equity securities of AIG, Starr, and SICO by the directors, by the current and former executive officers named in the Summary Compensation Table (as set forth under the heading “Compensation of Directors and Executive Officers”), and by the directors and current executive officers as a group.

	Equity Securities of AIG, Starr and SICO
	Owned Beneficially as of March 31, 2005(1)(2)

	AIG		Starr		SICO
	Common Stock		Common Stock		Voting Stock

	Amount and		Amount and		Amount and
	Nature of	Percent	Nature of	Percent	Nature of	Percent
	Beneficial	of	Beneficial	of	Beneficial	of
Director or Executive Officer	Ownership(3)(4)(5)(6)	Class	Ownership(7)	Class	Ownership	Class

M. Bernard Aidinoff	85,808	(8)	0	—	0	—
Pei-yuan Chia	58,624	(8)	0	—	0	—
Marshall A. Cohen	75,595	(8)	0	—	0	—
William S. Cohen	2,500	(8)	0	—	0	—
Martin S. Feldstein	73,829	(8)	0	—	0	—
Ellen V. Futter	58,742	(8)	0	—	0	—
M.R. Greenberg	46,467,855	1.79	4,000	17.11	10	8.33
Stephen L. Hammerman	0	—	0	—	0	—
Carla A. Hills	80,548	(8)	0	—	0	—
Frank J. Hoenemeyer	72,363	(8)	0	—	0	—
Richard C. Holbrooke	15,800	(8)	0	—	0	—
Donald P. Kanak	98,669	(8)	1,000	4.28	0	—
Rodney O. Martin, Jr.	786,059	.03	250	1.07	0	—
Kristian P. Moor	87,119	(8)	1,000	4.28	0	—
Win J. Neuger	208,947	(8)	875	3.74	0	—
Richard W. Scott	437,153	.02	250	1.07	0	—
Howard I. Smith	509,564	.02	2,000	8.56	10	8.33
Martin J. Sullivan	129,791	(8)	1,250	5.35	0	—
Thomas R. Tizzio	943,185	.04	1,250	5.35	10	8.33
Edmund S.W. Tse	1,337,017	.05	1,750	7.49	10	8.33
Jay S. Wintrob	2,087,515	.08	750	3.21	0	—
Frank G. Zarb	16,900	(8)	0	—	0	—
All Directors and Executive Officers of AIG as a Group (39 individuals)	55,415,449	2.13	18,875	74.87	40	33.32

(1)	Additional information with respect to the Starr common and preferred stock can be found under the heading “Investments in Starr.” M.R. Greenberg retired as Executive Chairman and Chief Executive Officer on March 14, 2005, notified the Board of his resignation as Non-Executive Chairman on March 28, 2005 and resigned from the Board on June 8, 2005. Howard I. Smith was terminated as Vice Chairman and Chief Financial Officer on March 14, 2005 and resigned from the Board on June 3, 2005. George L. Miles, Jr. and Morris W. Offit were elected to the Board of Directors subsequent to March 31, 2005. Neither of Messrs. Miles or Offit beneficially own any equity securities of AIG, Starr or SICO.

(2)	Amounts of equity securities of Starr and SICO shown represent shares as to which the individual has sole voting and investment power. With respect to shares of AIG Common Stock, totals include shares as to which the individual shares voting and investment power as follows: Feldstein— 23,727 shares with his wife, Greenberg— 41,399,802 shares with his wife and 103,082 shares with co-trustees, Tse— 3,555 shares with his wife, and all directors and executive officers of AIG as a group— 42,061,880 shares.

(3)	Amount of equity securities shown includes shares of AIG Common Stock subject to options which may be exercised within 60 days as follows: Aidinoff— 36,593 shares, Chia— 36,593 shares, M. Cohen—
(footnotes continued on next page)

(footnotes continued from previous page)

36,593 shares, W. Cohen— 2,500 shares, Feldstein— 15,500 shares, Futter— 36,593 shares, Greenberg— 3,120,311 shares, Hills— 36,593 shares, Hoenemeyer— 15,500 shares, Holbrooke— 12,500 shares, Kanak— 74,953 shares, Martin— 723,672, Moor— 83,974, Neuger— 112,811, Scott— 399,983 shares, Smith— 290,155 shares, Sullivan— 90,750 shares, Tizzio— 333,281, Tse— 393,593 shares, Wintrob— 741,870 shares, Zarb— 12,500 shares, and all directors and executive officers of AIG as a group— 8,390,107 shares. Amount of equity securities shown excludes 500 shares granted to each non-employee director during 2004 with delivery deferred until retirement from the Board.

(4)	Amount of shares shown for each of Mr. Greenberg and Mr. Smith does not include 18,644,278 shares held as trustee for the C.V. Starr & Co., Inc. Trust, as to which each of them disclaims beneficial ownership. Inclusion of these shares would increase the percentage ownership of AIG Common Stock shown above for each of them by .72 percent.

(5)	Amount of equity securities shown also excludes the following securities owned by members of the named individual’s immediate family as to which securities such individual has disclaimed beneficial ownership: Aidinoff—2,364 shares, Chia— 403 shares, Hills— 750 shares, Martin— 1,125 shares, Scott— 1,700 shares, Sullivan— 424 shares, Tizzio— 54,266 shares, Wintrob— 4,009 shares, Zarb— 4,945 shares, and all directors and executive officers of AIG as a group— 18,779,268 shares.

(6)	Amount of shares shown for Mr. Greenberg also excludes 4,909,940 shares owned directly by Starr (representing 17.11 percent of the shares owned directly by Starr) as to which Mr. Greenberg disclaims beneficial ownership.

(7)	As of January 31, 2005, Starr also had outstanding 6,000 shares of Common Stock Class B, a non-voting stock, 3,838 shares of Preferred Stock, Series X-1 and 220 shares of Special Preferred Stock, Series One. None of the named individuals holds such shares. As of January 31, 2005, the named individuals beneficially owned the following aggregate shares of various series of Starr Preferred Stock (out of an aggregate total outstanding of 393,233 shares): Greenberg (118,000); Kanak (4,375); Martin (750); Moor (5,250); Neuger (4,375); Scott (250); Smith (20,250); Sullivan (5,750); Tizzio (28,375); Tse (20,500); and Wintrob (3,750). These named individuals received dividends of Starr Series W Preferred Stock in 2004 out of a total issued of 29,500 shares as follows: Greenberg (4,000); Kanak (750); Martin (250); Moor (875); Neuger (750); Scott (250); Smith (1,750); Sullivan (1,000); Tizzio (1,500); Tse (1,750) and Wintrob (750). Mr. Greenberg also beneficially owned 100 shares of Starr’s 5% Senior Preferred Stock as of January 31, 2005. Additional information with respect to the Starr preferred stock can be found under the heading “Investments in Starr.”

(8)	Less than .01 percent.
      At March 31, 2005, Mr. Greenberg and Mr. Tizzio owned 56,250 shares and 87,068 shares, respectively, of Transatlantic common stock and the named individuals also held options which may be exercised within 60 days with respect to shares of Transatlantic and 21st Century Insurance Group (“21st Century”) as follows: Transatlantic common stock, $1.00 par value per share: Greenberg— 137,500 shares, Smith— 29,374 shares and Tizzio— 54,686 shares; 21st Century common stock, without par value: Smith— 36,000 shares.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers, and ten percent holders of AIG Common Stock to file reports concerning their ownership of AIG equity securities. Based solely on the review of the Forms 3, 4 and 5 furnished to AIG and certain representations made to AIG, AIG believes that the only filing deficiencies under Section 16(a) by its directors, executive officers, and ten percent holders during 2004 were: one late report filed by Mr. Steven J. Bensinger, an executive officer, reporting the purchase of 24 shares on March 5, 2004; one late report filed by Mr. Axel I. Freudmann, an executive officer, reporting three sales involving an aggregate of 15,331 shares on December 2, 2004, December 21, 2004 and December 22, 2004; three late reports filed by Mr. Greenberg reflecting the disposition of an aggregate of 49 shares by Starr upon the exercise of stock options by Starr employees (41 shares on January 26, 2004 and eight shares on November 9, 2004) and the disposition of 450 shares by Starr relating to purchases by Starr employees of shares under the Starr Employee Stock Purchase Plan. Mr. Sullivan has filed one late report reflecting the acquisition of 424 shares as a result of his marriage in October 2002.
Compensation of Directors and Executive Officers
Compensation of Directors
      Directors who are employees of AIG or its subsidiaries do not receive fees for service on the Board or the committees of the Board. Each other director of AIG currently receives director’s fees of $40,000 per year, plus $1,500 for each Board meeting attended. An annual fee of $5,000 is paid to each member of each committee of the Board. Members of each committee also receive $1,500 for each committee meeting attended. Directors who are not employees of AIG or its subsidiaries are granted 500 shares of AIG Common Stock annually, receipt of which is deferred until retirement from the Board, pursuant to the AIG Director Stock Plan. In addition, under the AIG Amended and Restated 1999 Stock Option Plan, non-management directors receive annually an option which vests after one year and is exercisable for nine years thereafter to purchase 2,500 shares of AIG Common Stock at an option price equal to the fair market value of AIG Common Stock on the date of grant, which is the date of the Annual Meeting of Shareholders. Receipt of shares upon exercise of these options may be deferred at the election of the director. Certain directors who are not employees of AIG also serve as directors of various subsidiaries of AIG and receive fees for meeting attendance.
Summary Compensation Table
      The following Summary Compensation Table sets forth the compensation for (i) the persons who during 2004 served as AIG’s chief executive officer or were among AIG’s four other most highly compensated executive officers (based on annual salary and bonus) and (ii) certain other current or former executive officers of AIG.
      The persons named in the Summary Compensation Table also had positions with, and received payments from, Starr and SICO during 2004. These payments are described below under the heading “Payments and Benefits Provided by Starr and SICO.”
Summary Compensation Table

					Long Term Compensation

		Annual Compensation			Awards	Payouts

Name and				Other Annual		SICO LTIP	All Other
Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Stock Options	Payouts(3)(4)	Compensation(5)

Current
Martin J. Sullivan(6)	2004	$774,963	$830,000	$28,075	50,000	$4,202,880	$14,350
President and	2003	792,347	730,000	235,062	80,000	—	14,000
Chief Executive Officer	2002	593,500	440,000	—	40,000	1,851,200	11,000
Donald P. Kanak(7)(8)	2004	743,000	960,000	365,474	50,000	3,152,160	14,350
Executive Vice Chairman	2003	718,538	860,000	1,164,528	65,000	—	13,999
and Chief Operating	2002	554,710	553,917	1,684,589	75,000	1,851,200	11,000
Officer
Jay S. Wintrob	2004	716,000	900,000	20,948	50,000	2,626,800	1,510,707
Executive Vice	2003	731,038	625,000	—	80,000	—	1,424,499
President—Retirement	2002	716,000	490,000	—	40,000	1,851,200	6,469,372
Services
Richard W. Scott(8)	2004	550,000	1,139,905	32,405	15,000	709,236	13,341
Senior Vice	2003	559,616	1,061,250	—	30,000	—	9,000
President—Investments	2002	500,000	858,730	—	15,000	624,780	8,375
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					Long Term Compensation

		Annual Compensation			Awards	Payouts

Name and				Other Annual		SICO LTIP	All Other
Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Stock Options	Payouts(3)(4)	Compensation(5)

Thomas R. Tizzio	2004	654,700	630,000	27,905	25,000	5,043,456	14,350
Senior Vice Chairman—	2003	679,881	630,000	—	55,000	1,996,800	14,000
General Insurance	2002	654,700	655,000	—	30,000	3,702,400	10,500
Edmund S.W. Tse	2004	805,152	790,192	20,000	55,000	5,043,456	—
Senior Vice Chairman—	2003	815,156	746,859	—	100,000	1,784,880	—
Life Insurance	2002	765,154	781,859	—	50,000	3,702,400	—
Rodney O. Martin, Jr.	2004	682,000	918,767	30,006	40,000	1,050,720	1,586,947
Executive Vice President—	2003	695,731	1,340,000	95,118	40,000	—	104,118
Life Insurance	2002	678,431	1,340,000	129,256	20,000	624,780	137,631
Kristian P. Moor	2004	628,298	635,000	14,245	40,000	3,152,160	12,692
Executive Vice President—	2003	651,479	585,000	—	65,000	—	12,342
Domestic General Insurance	2002	568,273	365,000	—	30,000	1,851,200	9,782
Win J. Neuger	2004	902,154	560,000	—	50,000	3,152,160	9,225
Executive Vice President	2003	927,384	475,000	—	65,000	—	9,000
and Chief Investment Officer	2002	852,923	350,000	—	25,000	1,851,200	7,333
Former
M.R. Greenberg(9)	2004	1,000,000	8,000,000	292,716	375,000	10,086,912	14,350
Former Chairman	2003	1,000,000	6,500,000	—	750,000	—	14,000
and Chief Executive	2002	1,000,000	5,000,000	—	375,000	11,107,200	11,000
Officer
Howard I. Smith(10)	2004	631,154	730,000	29,700	60,000	4,202,880	14,350
Former Vice Chairman and	2003	654,231	680,000	—	100,000	—	14,000
Chief Financial Officer	2002	533,847	630,000	—	50,000	3,702,400	11,000

(1)	Amounts shown for named executive officers other than Mr. Greenberg represent year-end bonuses and bonuses paid quarterly pursuant to a quarterly bonus program. Mr. Greenberg did not participate in the quarterly bonus program.

(2)	Amounts shown for Mr. Sullivan represent tax equalization payments of $229,262 in 2003 in connection with the exercise of certain nonqualified stock options granted while Mr. Sullivan was resident in the United Kingdom and tax preparation and consultation services— $8,075 (2004), $5,800 (2003) and $2,400 (2002). Amounts shown for Mr. Kanak represent the following expatriate benefits paid to Mr. Kanak due to his service in Japan: cost of living adjustment— $335,423 (2004) and $156,312 in each of 2003 and 2002; tax equalization payments— $715,224 (2003) and $1,239,195 (2002); housing costs— $211,107 (2003) and $209,678 (2002); home leave airfare— $16,080 (2003) and $15,243 (2002); foreign service premium— $6,824 in each of 2003 and 2002; local education allowance— $21,946 (2003) and $41,879 (2002); and also represents tax preparation and consultant services— $7,831 (2004), $28,720 (2003) and $6,015 (2002); automobile allowance— $2,743 (2003) and $3,555 (2002); club dues— $5,573 (2003) and $5,888 (2002); and temporary living expense reimbursement— $17,000 (2004). Amounts shown for Mr. Wintrob include an automobile allowance of $7,166 in 2004. Amounts shown for Mr. Martin include an automobile allowance of $14,400 in 2004, premiums paid by AGC for a group carve out individual life insurance policy of $4,385 (2003) and $4,120 (2002), the value of split-dollar life insurance ($78 in 2004, $90,733 in 2003 and $96,386 in 2002) which represents the present value of the interest projected to accrue on the current year’s insurance premium paid by American General Corporation (“AGC”). Amounts shown for Mr. Greenberg and Mr. Tse include amounts attributable to the incremental cost of personal usage of automobiles in 2004 of $23,500 and $20,000, respectively. Amounts in 2004 also include amounts attributable to the incremental cost of personal usage of corporate aircraft as follows: Mr. Wintrob— $13,782, Mr. Martin— $15,527, Mr. Moor— $14,245
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and Mr. Greenberg— $266,180 and personal usage of car service as follows: Mr. Sullivan— $20,000, Mr. Kanak— $5,200, Mr. Tizzio— $27,905 and Mr. Smith— $29,700. Except as indicated above, perquisites for years prior to 2004 total less than $50,000 per individual.

(3)	The LTIP payouts for 2004 will be made by SICO pursuant to its 2003-2004 Deferred Compensation Profit Participation Plan. Since 1975, SICO has provided benefits under a series of two-year Deferred Compensation Profit Participation Plans to senior AIG employees (“SICO Plans”). The original SICO Plan came into being in 1975 when the voting shareholders and Board of Directors of SICO, whose principal asset consists of AIG Common Stock, decided that a portion of the capital value of SICO should be used to provide an incentive plan for the current and succeeding management of all American International companies, including AIG. Participation in the SICO Plan by any person, and the amount of such participation, has been at the sole discretion of SICO’s board of directors. Historically, SICO has delivered cash or AIG Common Stock under the SICO Plans; AIG has made no payments. In its restated financial statements AIG has recorded a charge to reported earnings in the periods restated for deferred compensation amounts granted to AIG employees by SICO, with an offsetting entry to additional paid-in capital, reflecting amounts deemed contributed by SICO. AIG is currently in the process of resolving and unwinding various relationships with SICO and Starr and has authorized the creation of a 2005-2006 Deferred Compensation Profit Participation Plan. This Plan will be modeled on the SICO Plan with respect to the 2003-2004 period, except that it will be administered by AIG and its costs will be borne directly by AIG. In addition, SICO has confirmed and AIG has, subject to certain conditions, assured, that all benefits accrued to employees under the SICO Plans through 2004 will be paid to employees in accordance with the terms of the SICO Plans.

(4)	Amounts shown do not represent actual payments. Payments do not begin until the employee retires after reaching age 65. Amounts shown in 2004 represent the value, based on the closing sale price of AIG Common Stock on December 31, 2004 ($65.67), of shares of AIG Common Stock contingently allocated with respect to the January 1, 2003 to December 31, 2004 period but not distributed under the 2003-2004 SICO Plan. Amounts shown in 2002 represent the value, based on the closing sale price of AIG Common Stock on December 31, 2002 ($57.85), of shares of AIG Common Stock contingently allocated with respect to the January 1, 2001 to December 31, 2002 period but not distributed under the 2001-2002 SICO Plan. The values shown for the year 2004 represent the number of AIG shares contingently allocated to the named executive officers as follows: Sullivan— 64,000 shares; Kanak— 48,000 shares; Wintrob— 40,000 shares; Scott— 10,800 shares; Tizzio— 76,800 shares; Tse— 76,800 shares; Martin— 16,000 shares; Moor— 48,000 shares; Neuger— 48,000 shares; Greenberg— 153,600 shares and Smith— 64,000 shares. The values shown for the year 2002 represent the number of AIG shares contingently allocated to the named executive officers as follows: Sullivan— 32,000 shares; Kanak— 32,000 shares; Wintrob— 32,000 shares; Scott— 10,800 shares; Tizzio— 64,000 shares; Tse— 64,000 shares; Martin— 10,800 shares; Moor— 32,000 shares; Neuger— 32,000 shares; Greenberg— 192,000 shares and Smith— 64,000 shares. The right to payouts is subject to forfeiture under certain conditions, including the participant’s termination of employment with AIG and its subsidiaries before normal retirement age other than by death or disability (unless the SICO board determines to reinstate the payout right). The SICO Board of Directors currently may permit the early payout of units under certain circumstances. No executive named in the Summary Compensation Table other than Mr. Martin is eligible for early payout with respect to units awarded to them. Prior to earning the right to payout, the participant is not entitled to any equity interest with respect to underlying shares. In addition, SICO’s board of directors currently makes the final decision whether to pay a participant cash in lieu of shares of AIG Common Stock.

(5)	Amounts shown for each of Sullivan, Kanak, Scott, Moor and Neuger represent solely matching contributions under the AIG savings plan (“401(k) Plan”). Amounts shown for Mr. Tizzio include matching contributions under the 401(k) plan of $14,350 in 2004, $14,000 in 2003 and $10,500 in 2002.
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Amounts shown for Mr. Smith include matching contributions of $14,350 in 2004, $14,000 in 2003 and $21,000 in 2002. Amounts shown for Mr. Greenberg include matching contributions of $14,350 in 2004, $14,000 in 2003 and $11,000 in 2002. Amounts shown for Mr. Wintrob include matching contributions under the 401(k) Plan of $14,350 (2004) and $14,000 (2003), $5,000,000 paid in 2002 as a retention bonus paid pursuant to an agreement entered into in connection with the acquisition of SunAmerica Inc. and $1,496,357 (2004), $1,410,499 (2003) and $1,469,372 (2002) paid under a SunAmerica Five-Year Deferred Bonus Plan from awards granted in 2000 and 2001, which pays out in 20 percent installments over five years of continued employment. Amounts shown for Mr. Martin include matching contributions under the 401(k) Plan of $9,225 (2004), $9,000 (2003) and $8,375 (2002), matching contributions under the AGC Thrift Plan of $8,500 (2002) and the AGC Supplementary Thrift Plan of $20,250 (2002) and $1,577,722 which is the value on December 31, 2004 of 24,025 shares of AIG Common Stock representing performance share units awarded under an employment agreement with Mr. Martin negotiated in connection with AIG’s acquisition of AGC in August 2001. Under the employment agreement, during the employment period (August 29, 2001 through August 29, 2004), Mr. Martin was entitled to receive a base salary of not less than $650,000, an annual bonus of not less than $1,250,000 and a supplemental bonus of $90,000. The employment agreement also contained provisions relating to the payment of benefits upon the termination of Mr. Martin’s employment during the employment period.

(6)	Mr. Sullivan was elected President and Chief Executive Officer as of March 14, 2005. Prior thereto he was Vice Chairman and Co-Chief Operating Officer.

(7)	Mr. Kanak was elected Executive Vice Chairman and Chief Operating Officer as of March 14, 2005. Prior thereto he was Vice Chairman and Co-Chief Operating Officer.

(8)	In 2002, Mr. Kanak and Mr. Scott received restricted stock units with respect to 20,000 shares of AIG Common Stock with a value of $1,226,000 on the date of grant and 6,500 shares of AIG Common Stock with a value of $398,450 on the date of grant, respectively, which vest on the fourth anniversary of the date of grant. As of December 31, 2004, these restricted stock units had a value of $1,313,400 and $426,855, respectively, based on the closing sale price of AIG Common Stock on December 31, 2004 ($65.67).

(9)	Mr. Greenberg retired as Chairman and Chief Executive Officer on March 14, 2005.

(10)	Mr. Smith was terminated as Vice Chairman and Chief Financial Officer on March 21, 2005.
      In order to facilitate the performance of their management responsibilities, AIG provides to Messrs. Sullivan and Tse (and, before his retirement, provided to Mr. Greenberg) automobiles and drivers and to these individuals and other officers and employees the use of corporate aircraft, club memberships, recreational opportunities and clerical and investment management services. From time to time Starr also made a yacht owned by SICO available to AIG officers and employees. These facilities are provided for use for business purposes and the costs thereof incurred by AIG are considered ordinary and necessary business expenses. The incremental cost of any personal benefit these persons derive from the use of these facilities or from the services provided by AIG for 2004 has been included, under the column Other Annual Compensation, in the Summary Compensation Table. For prior years shown in the Summary Compensation Table, the incremental cost to AIG was de minimis or there was no incremental cost to AIG because these benefits were provided by Starr or SICO.
      In connection with the employment and relocation to New York of Mr. Frank G. Wisner, an executive officer, in 1997 AIG paid certain expenses involved with his purchase of a cooperative apartment and has provided credit support for his mortgage. During 2004, AIG continued to provide the mortgage loan to Mr. Sullivan that had been initiated in connection with his relocation from London to New York in 1996. The maximum amount of such loan outstanding during 2004 and at January 31, 2005 was $285,375 at an interest rate of 1.98 percent per annum. During January 2004, AIG continued to provide Mr. R. Kendall Nottingham, an executive officer, a mortgage loan with an effective annual interest rate of 2.30 percent per annum. The maximum amount of such loan outstanding before it was repaid in January 2004 was the yen equivalent of $2,779,000.
      AIG maintains a policy of directors and officers liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. The premium for the year ending May 24, 2005 was approximately $9.4 million. AIG has obtained coverage for the year ending May 24, 2006 at a premium of approximately $32.8 million.
Executive Employment Agreements
      On June 27, 2005, AIG entered into a definitive employment agreement with each of Messrs. Sullivan, Kanak and Bensinger. Under the employment agreements, Mr. Sullivan serves as AIG’s President and Chief Executive Officer, Mr. Kanak serves as AIG’s Executive Vice Chairman and Chief Operating Officer and Mr. Bensinger serves as AIG’s Executive Vice President and Chief Financial Officer. Each employment agreement is effective for a three-year term, commencing on March 14, 2005 (the “Effective Date”), unless earlier terminated as provided in the agreement, and, in each case, supersedes the respective letter of understanding dated March 16, 2005 delivered to each of the executives.
      Annual Base Salary. The annual base salaries for the executives are $1,000,000 for Mr. Sullivan, $800,000 for Mr. Kanak and $750,000 for Mr. Bensinger each of which is reviewed annually and may be increased by the Compensation Committee.
      Annual Non-Variable Compensation. AIG is obligated to make additional cash payments to each executive with respect to each of AIG’s 2005, 2006 and 2007 fiscal years. These payments are due no later than March 31 of the fiscal year following each of fiscal years 2005, 2006 and 2007. The payments are calculated by reducing from a specified dollar amount for the executive the amount of cash compensation received by the executive from certain other compensation arrangements. If the amount of this offset is equal to or greater than the specified dollar amount, no amount is due the executive under this provision of the employment agreement. The amount of the offset is the aggregate of amounts received by the executive with respect to the applicable fiscal year as (1) supplemental quarterly (or other periodic) interim cash bonuses paid by AIG, and (2) cash dividends paid on any common and preferred stock of Starr held by the executive. In addition, for Messrs. Sullivan and Kanak, the amount of the offset will include amounts received by the executive during 2005 in his capacities as a director of SICO and Starr. None of Messrs. Sullivan, Kanak or Bensinger continues to serve as an officer or director of SICO or Starr. Accordingly, no bonuses or directors fees are expected to be paid by either SICO or Starr to any of the executives going forward. The specified dollar amounts that are reduced by the offset described above are $1,125,000 for Mr. Sullivan, $1,000,000 for Mr. Kanak and $750,000 for Mr. Bensinger.
      Transition Payment. Each executive is entitled to a one-time transition cash payment, paid in four equal installments, on the following dates, unless the executive’s employment is terminated by AIG for “Cause” or by the executive without “Good Reason” (as such terms are defined in the employment agreements): (1) the date of signing of the employment agreement, and (2) the last day of each of the second, third and fourth fiscal quarters of AIG in 2005. The amount of the transition payment is: $4,875,000 for Mr. Sullivan, $1,100,000 for Mr. Kanak and $1,000,000 for Mr. Bensinger.
      Long-Term and Equity-Based Incentives. Each executive is eligible to participate in AIG’s long-term incentive and equity-based compensation plans on the basis determined by the Compensation Committee, and the executive is entitled to the specific awards described below.

•	2005 Grant. AIG is obligated to grant each executive long-term incentive or equity-based compensation awards for 2005 no later than March 31, 2006. The value of the awards that must be granted by such date is calculated by reducing from a specified dollar value (the “2005 Equity Grant Value”) the value of awards received by the executive from certain other long-term incentive and equity-based compensation arrangements (the “LTI Arrangements”) in respect of 2005 (all such values will be reasonably determined by the Compensation Committee as of the date of grant). If the value of the awards granted to the executive pursuant to the LTI Arrangements is equal to or greater than the executive’s 2005 Equity Grant Value, AIG is not required to grant the executive any additional awards under this provision. The LTI Arrangements are (1) AIG stock options and other equity awards granted to the executive no later than December 31, 2005, in respect of fiscal year 2005, (2) the annualized value of awards made to the executive pursuant to arrangements with AIG intended to replace the SICO Plans and other programs previously provided by SICO and (3) preferred stock awarded to the executive by Starr in respect of any Starr common stock held by the executive and any growth in book value attributable to such common stock. The 2005 Equity Grant Value is $8,000,000 for Mr. Sullivan, $5,600,000 for Mr. Kanak and $4,000,000 for Mr. Bensinger.

•	2006 and 2007 Grants. With respect to each of fiscal years 2006 and 2007, each executive is eligible for long-term or equity-based awards, which, together with the executive’s annual cash bonus targets for such years (described below), will have the following total target values (each, a “Target Total Incentive”): $12,875,000 for Mr. Sullivan, $6,700,000 for Mr. Kanak and $5,000,000 for Mr. Bensinger. The amounts actually awarded are offset by the value of awards received under the LTI Arrangements in respect of such year (all such values will be reasonably determined by the Compensation Committee as of the date of grant).

      Annual Cash Bonus. Each executive may receive an annual cash bonus, as determined in the discretion of the Compensation Committee, based on the performance of AIG and the executive. For each of the 2006 and 2007 fiscal years, the executive is eligible for an annual cash bonus based on the attainment of targets established by the Compensation Committee, which, together with the target value of any long-term or equity-based award in respect of such year, will equal the executive’s Target Total Incentive, described above.
      Employee Benefits and Perquisites. During the employment term, each executive is entitled to participate in AIG’s employee benefit and perquisite plans (other than severance and change-in-control plans) on the same basis as other senior executives of AIG. AIG has also agreed to negotiate in good faith with Mr. Bensinger to determine, prior to January 1, 2006, the nature of Mr. Bensinger’s participation in AIG’s Supplemental Executive Retirement Plan.
      Severance Payments and Benefits. If the executive’s employment is terminated by AIG without “Cause” or by the executive for “Good Reason,” the executive is entitled to the following payments and benefits, subject to the executive’s execution of a release of claims against AIG and its directors, officers and affiliates and continued compliance with restrictive covenants set forth in the employment agreement and described below:

•	a pro rata portion of the annual cash bonus for the fiscal year of termination, payable as soon as reasonably practicable following the date of termination (the “Pro-Rata Bonus”);

•	an amount equal to the greater of (1) the sum of (A) three times annual base salary and (B) three times the actual annual cash bonus paid with respect to the fiscal year preceding termination, and (2) for Mr. Sullivan, $15,000,000, for Mr. Kanak, $10,000,000 and for Mr. Bensinger, $7,500,000, paid in installments over the 12 to 18-month non-compete period (as described below) following the executive’s termination;

•	continued health and life insurance for up to 36 months after termination;

•	three years of additional service and age under AIG’s pension plans (other than tax-qualified plans) for purposes of benefit accrual, matching contributions, vesting and eligibility for retirement; and

•	if the executive (i) is not eligible to participate in any retiree medical or life insurance program of AIG at termination and (ii) would have at least 10 years of service with AIG and reached age 55 if credited with three years of additional age and service at termination, then AIG will purchase medical and/or life insurance policies that provide coverage as comparable as commercially available to coverage under AIG retiree medical and/or life insurance programs.
      The payments and benefits described above cease if, after the executive’s termination of employment and before the payments and benefits are due, the Board determines that grounds existed on or prior to the date of termination, including prior to the Effective Date, for AIG to terminate the executive’s employment for “Cause.” Severance payments are not included in the calculation of a pension benefit, and the executive is not entitled to receive any payment pursuant to any non-qualified AIG pension plan until the date the executive has ceased receiving severance payments.
      Payment Schedule for Severance, Pro Rata Bonus. If necessary to avoid the application of Section 409A of the Internal Revenue Code (the “Code”) to amounts payable to the executive in connection with a termination of employment, the executive will not receive any amounts until the first scheduled payroll date that occurs more than six months following termination of employment (the “First Payment Date”) and, on the First Payment Date, AIG will pay the executive the sum of all amounts that would have been payable in respect of the period preceding the First Payment Date but for the delay imposed on account of Section 409A of the Code.
      Gross-Up for “Golden Parachute” Excise Taxes and for Tax Equalization. To the extent any amounts payable to the executive, whether under the employment agreements or otherwise, are subject to any “golden parachute” excise taxes under Section 4999 of the Code, AIG will “gross up” such amounts in an amount equal to the excise taxes imposed, including any income taxes and excise taxes imposed on the “gross up” payments, and any interests and penalties associated with such excise taxes. In the case of Mr. Kanak, AIG will also “gross up” the excess of (i) any Japanese tax liability imposed on his income from AIG due to his being reassigned to the Far East in 2005, in respect of his employment with AIG prior to January 1, 2004, over (ii) the hypothetical federal income tax liability to which he would have been subject on such income had he resided in the United States.
      Restrictive Covenants. Each executive is bound by the following covenants during the employment agreement term and at all times following termination except as otherwise described below:

•	Non-Competition and Non-Solicitation. While employed by AIG and if the executive’s employment is terminated by AIG during the term of the employment agreement, for 12 months following termination for any reason (or for 18 months following termination by the executive for Good Reason resulting from failure of the Compensation Committee to adopt, by December 31, 2005, an incentive compensation program for 2006 and 2007 that is acceptable to the executive), the executive will generally be prohibited from (1) engaging in, being employed by, rendering services to, or acquiring financial interests in businesses that are competitive with AIG, (2) interfering with AIG’s business relationships with customers, suppliers, or consultants, or (3) soliciting or hiring certain key employees of AIG;

•	Cooperation. Each executive must cooperate with AIG in the defense of legal matters and with government authorities on matters pertaining to investigations, litigation or administrative proceedings pertaining to AIG;

•	Non-Disparagement. Each executive is prohibited from making certain disparaging statements about AIG or its officers, directors or managers;

•	Codes of Conduct. Each executive must abide by AIG’s codes of conduct; and

•	Non-Disclosure of Confidential Information. Each executive may not disclose AIG’s confidential information.
      Indemnification and Legal Fees. AIG has agreed to indemnify each executive to the fullest extent permitted by the laws of Delaware for acts or omissions made in their service to AIG. Each executive is entitled to full reimbursement of their reasonable legal fees incurred in connection with disputes arising under the employment agreement if the executive substantially prevails in any such dispute.

Options
      The following table summarizes information with respect to grants of options to purchase AIG Common Stock during 2004 to the individuals named in the Summary Compensation Table, to all executive officers of AIG as a group, to all directors who are not executive officers of AIG as a group, and to all employees other than executive officers as a group.
Option Grants in 2004

			Percentage of
			Total Options
			Granted to	Exercise
	Date	Options	Employees	Price		Expiration	Grant Date
Name	of Grant	Granted(1)	During 2004	Per Share		Date	Value(2)

Current
Martin J. Sullivan	12/16/04	50,000	1.61	$64.47		12/16/14	$1,280,500
Donald P. Kanak	12/16/04	50,000	1.61	64.47		12/16/14	1,280,500
Jay S. Wintrob	12/16/04	50,000	1.61	64.47		12/16/14	1,280,500
Richard W. Scott	12/16/04	15,000	.48	64.47		12/16/14	384,150
Thomas R. Tizzio	12/16/04	25,000	.80	64.47		12/16/14	640,250
Edmund S.W. Tse	12/16/04	55,000	1.77	64.47		12/16/14	1,408,550
Rodney O. Martin	12/16/04	40,000	1.29	64.47		12/16/14	1,024,400
Kristian P. Moor	12/16/04	40,000	1.29	64.47		12/16/14	1,024,400
Win J. Neuger	12/16/04	50,000	1.61	64.47		12/16/14	1,280,500
Former
M.R. Greenberg	12/16/04	375,000	12.07	64.47		12/16/14	9,603,750
Howard I. Smith	12/16/04	60,000	1.93	64.47		12/16/14	1,536,600
Groups(3)
All Executive Officers of AIG as a Group (28 Individuals)	12/16/04	1,047,500	33.72	64.47		12/16/14	26,826,475
All Directors who are not Executive Officers of AIG as a Group (10 Individuals)	5/19/04	25,000	N/A	69.55		5/19/14	690,699
All Employees other than Executive Officers as a Group	Various	2,058,600	66.28	64.72	(4)	Various	52,720,746

(1)	All options were granted pursuant to the Amended and Restated 1999 Stock Option Plan at an exercise price equal to the fair market value of such stock at the date of grant. The option grants to all executive officers, including the named individuals, provide that 25 percent of the options granted on any date become exercisable on each anniversary date in each of the successive four years and expire ten years from the date of grant.

(2)	Value calculated based on AIG’s binomial option-pricing model. The AIG model uses AIG’s historical exercise experience to determine the option value which takes into account the early exercise of employee options. The following weighted average assumptions were used for stock options granted in 2004: a dividend yield of 0.36 percent; expected volatility of 34.4 percent; risk-free interest rate of 3.87 percent; and an expected term of seven years.

(3)	Includes individuals who held those positions as of December 31, 2004.

(4)	Weighted average exercise price per share.
      Messrs. Greenberg, Smith and Tizzio were granted options to purchase 16,000 shares, 8,000 shares and 8,000 shares, respectively, of common stock of Transatlantic at an exercise price of $60.34 per share (the fair market value of Transatlantic common stock on the date of grant) on December 2, 2004 as compensation for services to Transatlantic. These grants provide that 25 percent of the options granted become exercisable on each anniversary date in each of the successive four years and that the options expire ten years from the date of grant. In addition, Mr. Greenberg received $75,000 in director’s fees in each of 2004, 2003 and 2002, Mr. Smith received

$40,500, $31,850 and $21,000 in directors’ fees in 2004, 2003 and 2002, respectively, and Mr. Tizzio received $46,500, $34,050 and $23,800 in directors’ fees in 2004, 2003 and 2002, respectively, from Transatlantic.
      Mr. Smith and Mr. Robert M. Sandler, an executive officer, were each granted options to purchase 4,000 shares of common stock of 21st Century at a price of $12.87 per share (the fair market value of 21st Century common stock on the date of grant) on May 26, 2004 as compensation for services to 21st Century. These options became exercisable on May 26, 2005 and expire ten years from the date of grant. Mr. Sandler and Mr. Bensinger were each granted options to purchase 4,000 shares of common stock of 21st Century at a price of $13.61 per share (the fair market value of 21st Century common stock on the date of grant) on May 25, 2005 as compensation for services to 21st Century. These options become exercisable on May 25, 2006 and expire ten years from the date of grant.
      The following table summarizes information with respect to the exercise of options to purchase AIG Common Stock during 2004 by the individuals named in the Summary Compensation Table and the unexercised options to purchase AIG Common Stock held by such individuals at December 31, 2004.
Aggregated Option Exercises during the Year Ended December 31, 2004 and December 31, 2004 Option Values

					Number of Unexercised	Value of Unexercised
					Options at	In-the-Money Options at
	Shares				December 31, 2004	December 31, 2004(2)
	Acquired on		Value
Name	Exercise		Realized(1)		Exercisable/Unexercisable	Exercisable/Unexercisable

Current
Martin J. Sullivan	4,218		$165,028		80,750/133,750	$668,688/759,100
Donald P. Kanak	—		—		68,703/138,750	460,759/754,288
Jay S. Wintrob	162,316		10,523,498		731,870/163,750	34,417,907/759,100
Richard W. Scott	—		—		397,485/75,542	3,128,010/280,163
Thomas R. Tizzio	94,921		5,163,826		325,781/88,750	8,548,567/547,875
Edmund S.W. Tse	44,296		1,744,877		381,093/167,500	7,423,844/939,875
Rodney O. Martin, Jr.	—		—		718,672/175,754	4,126,280/397,550
Kristian P. Moor	—		—		76,474/107,500	745,157/578,775
Win J. Neuger	94,921		3,901,348		106,561/115,000	2,065,278/516,288
Former
M.R. Greenberg	158,203	(3)	7,821,762	(3)	1,901,561/1,218,750	30,992,176/7,004,063
Howard I. Smith	25,312		1,235,957		277,655/170,000	4,641,770/945,875

(1)	Aggregate market value on date of exercise (closing sale price as reported in the NYSE Composite Transactions Report) less aggregate exercise price.

(2)	Aggregate market value on December 31, 2004 (closing sale price as reported in the NYSE Composite Transactions Report) less aggregate exercise price.

(3)	Receipt of 115,812 shares with an aggregate value of $5,725,896 was deferred.
Long-Term Incentive Plans
      As discussed in the notes to the Summary Compensation Table, since 1975 SICO has provided a series of two-year Deferred Compensation Profit Participation Plans to senior AIG employees. AIG has authorized the creation of a 2005-2006 Deferred Compensation Profit Participation Plan (the “2005-2006 Plan”) that will be modeled on the SICO Plan with respect to the 2003-2004 period, except that the 2005-2006 Plan will be administered by AIG and its costs will be borne directly by AIG. Shares will be issued pursuant to the Amended and Restated 2002 Stock Incentive Plan to satisfy obligations under this plan. AIG has determined the number of units that will be granted to each AIG employee under the 2005-2006 Plan. However, the documentation for the new 2005-2006 Plan has not been finalized or approved and formal awards have not yet been issued.

      The following table summarizes information with respect to benefits under the forthcoming 2005-2006 Deferred Compensation Profit Participation Plan that will be awarded to the individuals named in the Summary Compensation Table once the 2005-2006 Plan is finalized.
Long-Term Incentive Plans

Name	Number of Units(1)	Unit Award Period	Estimated Future Payouts(2)

Current
Martin J. Sullivan	4,000	Two years	64,000 Shares
Donald P. Kanak	3,500	Two years	56,000 Shares
Jay S. Wintrob	3,000	Two years	48,000 Shares
Richard W. Scott	950	Two years	15,200 Shares
Thomas R. Tizzio	3,000	Two years	48,000 Shares
Edmund S.W. Tse	4,000	Two years	64,000 Shares
Rodney O. Martin, Jr.	1,200	Two years	19,200 Shares
Kristian P. Moor	3,500	Two years	56,000 Shares
Win J. Neuger	3,400	Two years	54,400 Shares
Former
M.R. Greenberg	—	—	—
Howard I. Smith	—	—	—

(1)	Awards represent grants of units that will be made under the forthcoming 2005-2006 Deferred Compensation Profit Participation Plan with respect to the two-year period from January 1, 2005 through December 31, 2006. The number of shares of AIG Common Stock, if any, allocated to a unit for the benefit of a participant under the 2005-2006 Plan will be dependent primarily upon two factors: the growth in earnings per share of AIG during the 2005-2006 award period as compared to the 2003-2004 period and the book value of AIG at the end of the award period. As a result, the number of shares to be allocated with respect to units to be awarded for the 2005-2006 period and the value of such shares upon future payout cannot be determined at this time. See Note 2 below.

(2)	The number of shares to be allocated with respect to units to be awarded for the 2005-2006 period cannot be determined at this time. The ‘Estimated Future Payouts’ column represents the number of shares that would be contingently allocable to the named individuals if, at the end of 2006, the criteria used to allocate shares to units were the same as those used by the Board of Directors of SICO for the 2003-2004 period. However, any share allocation made under the 2005-2006 Plan will be made by the Compensation Committee of AIG’s Board of Directors. Before obtaining the right to a payout, no participant will have any equity interest with respect to shares allocated to him or her and the allocated shares will be subject to forfeiture under certain conditions, including, unless the Compensation Committee otherwise determines, the participant’s voluntary termination of employment with AIG prior to normal retirement age other than by death or disability.

Equity Compensation Plan Information
      The following table provides information as of December 31, 2004, regarding equity compensation plans under which equity securities of AIG are authorized for issuance:

					Number of Securities
					Remaining Available
			Weighted-		for Future Issuance
			Average		Under Equity
		Number of Securities to	Exercise Price of		Compensation Plans
		be Issued Upon	Outstanding		(Excluding
		Exercise of	Options,		Securities Reflected
		Outstanding Options,	Warrants and		in the Second
	Plan Category	Warrants and Rights(1)	Rights(1)		Column)

Equity compensation plans approved by security holders	1991 Employee Stock Option Plan	6,697,067	$41.68		—
	Amended and Restated 1999 Stock Option Plan	21,719,486	66.47		23,164,449
	Amended and Restated 2002 Stock Incentive Plan	1,368,020	64.81	(2)	16,631,980	(3)
	Director Stock Plan	8,375	—		91,250
Equity compensation plans not approved by security holders	Option Plan for Directors(4)	243,125	20.33		—
Total		30,036,073	60.29	(5)	39,887,679

(1)	In connection with acquisition transactions, options with respect to 26,046,450 shares were outstanding as a result of AIG’s assumption of options granted by the acquired entities, at a weighted average option exercise price of $42.46 per share. AIG has not made, and will not make, any future grants or awards of equity securities under the plans of these acquired companies.

(2)	Weighted average value of restricted stock units at date of grant.

(3)	An additional 1,000,000 shares become available for grant or award in each year pursuant to the terms of the Amended and Restated 2002 Stock Incentive Plan.

(4)	Effective with the approval of the 1999 Stock Option Plan by the Board of Directors in September 1999, option grants to directors were made pursuant to that plan. Prior thereto, options were granted to directors under the Option Plan for Directors. Under such plan, options were granted at an option price equal to the fair market value of AIG Common Stock on the date of grant, vesting after one year and exercisable for nine years thereafter.

(5)	Excludes restricted stock units.
Pension Benefits
      The executives named in the Summary Compensation Table participate in a series of tax qualified and non-qualified retirement plans that provide retirement benefits to designated executives and key employees. Under the plans, annual retirement benefits, not to exceed 60 percent of Average Final Compensation, accrue at a rate of 2.4 percent of Average Final Compensation for each year of service or fraction thereof for each full month of active employment. The benefit payable under the plans is reduced by payments from Social Security and any payments from a qualified pension plan of a prior employer. Certain of the plans allow participants over the age of 70 1/2 the option to commence their benefits while still employed. The benefit cannot commence until at least one year after the date of such election.

      Annual amounts of normal retirement pension commencing at normal retirement age of 65 based upon Average Final Compensation and credited service under these retirement plans are illustrated in the following table:
Estimated Annual Pension at Age 65

Average
Final Compensation	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years

$ 125,000	$14,341	$23,244	$38,244	$53,244	$53,244	$53,244	$59,100
$ 150,000	17,904	32,244	50,244	68,244	68,244	68,244	73,350
$ 175,000	21,466	41,244	62,244	83,244	83,244	83,244	87,600
$ 200,000	26,244	50,244	74,244	98,244	98,244	98,244	101,850
$ 225,000	32,244	59,244	86,244	113,244	113,244	113,244	116,100
$ 250,000	38,244	68,244	98,244	128,244	128,244	128,244	130,350
$ 300,000	50,244	86,244	122,244	158,244	158,244	158,244	158,850
$ 375,000	68,244	113,244	158,244	203,244	203,244	203,244	203,244
$ 400,000	74,244	122,244	170,244	218,244	218,244	218,244	218,244
$ 500,000	98,244	158,244	218,244	278,244	278,244	278,244	278,244
$ 750,000	158,244	248,244	338,244	428,244	428,244	428,244	428,244
$1,000,000	218,244	338,244	458,244	578,244	578,244	578,244	578,244
$1,375,000	308,244	473,244	638,244	803,244	803,244	803,244	803,244
      The respective years of credited service for the individuals named in the Summary Compensation Table through December 31, 2004 are as follows: Sullivan— 25.4 years; Kanak— 12.5 years; Wintrob— 4.5 years; Scott— 10.33; Tizzio— 36.67 years; Tse— 43.5 years; Moor— 19.75 years; Neuger— 9.33 years; Smith— 20.3 years. For purposes of the plans, Average Final Compensation is the average pensionable salary of a participant during the three consecutive years in the last ten years of his credited service affording the highest such average, or during all of the years of his credited service if less than three years. Pensionable salary includes the regular salary paid by AIG and its subsidiaries and does not include amounts attributable to supplementary bonuses or overtime pay. For such named individuals, pensionable salary during 2004 was as follows: Sullivan— $675,962; Kanak— $655,000; Wintrob— $650,000; Scott— $525,000; Tizzio— $654,700; Tse— $661,156; Moor— $551,298; Neuger— $621,154; Smith— $631,154.
      Mr. Martin has accrued an estimated annual benefit payable upon retirement at normal retirement age at 65 from all applicable AIG and AGC plans of $203,381.
      Mr. Greenberg elected to commence his retirement plan benefits under the qualified plan on January 1, 1996 at the age of 70 1/2 and under the non-qualified plans on October 1, 2004. His total annual benefit from the retirement plans reflecting 45 years of employment is $1,637,532 payable in the form of a 100 percent joint and survivor annuity.
Executive Severance Plan
      The Compensation Committee of the AIG Board of Directors has approved the terms of an executive severance plan, which provides severance payments and benefits to a select group of AIG’s senior executives (other than Messrs. Sullivan, Kanak and Bensinger during the time their employment agreements are in effect). The executive severance plan is effective as of June 27, 2005 and will remain in effect until the third anniversary of such date. Executives who hold positions that are designated as “senior partners” or “partners” for purposes of eligibility to participate in any deferred compensation profit participation program of AIG, or similar or successor positions, and who are selected for participation by AIG’s Chief Executive Officer are eligible to participate.
      Under the executive severance plan, if a participant’s employment is terminated for reasons other than the participant’s death, disability, retirement, voluntary termination for any reason or termination by AIG for “Cause” (as defined in executive severance plan), the participant shall receive severance equal to (i) the participant’s annual base salary as of the date of termination plus the average of the aggregate annual and supplemental quarterly cash bonuses received by the participant during each of the three fiscal years preceding the date of termination, divided by (ii) 12, and multiplied by (iii) each full year of the participant’s service with AIG or its subsidiaries(but no less than six nor more than 24 years). Amounts of severance payable under the executive severance plan are reduced (but not below zero) by any amounts due to a participant under an individual employment agreement between the participant and AIG, any other AIG severance plan or policy or pursuant to any regulatory severance plan or arrangement in a country outside the United States.
      Severance is paid in equal installments over a number of months equal to the six- to 24-month severance multiple described above, in accordance with AIG’s normal payroll practices, but, in the discretion of the Compensation Committee, it may be paid in a lump sum following termination of employment. If required to avoid the application of Section 409A of the Code, however, severance payments will not commence until the first payroll period after six months following the date of termination, in which case the first payment will include amounts payable in respect of the preceding six months.
      In addition, a participant who is entitled to severance is also entitled to continue to participate in AIG’s life and health insurance benefit arrangements until the earlier of the expiration of the severance period and the date a participant is eligible to receive replacement coverage from a subsequent employer, after which time COBRA coverage shall apply. The participant will be required to pay the costs of the continued coverage during the severance period on the same basis as when the employee was actively employed.
      Participants who are eligible for severance are also entitled to additional service and age credit in respect of the number of months in the severance period, under AIG’s employee pension plans (except for under any tax-qualified plan), for purposes of benefit accrual, matching contributions, vesting and eligibility for retirement. No severance payments due under the executive severance plan are included in the calculation of a pension benefit, and no participant is entitled to receive any payments pursuant to any non-qualified AIG pension plan until the date the participant has ceased receiving severance under the executive severance plan.
      To receive severance, a participant must sign a release of claims against AIG, and an agreement to be bound by non-competition and non-solicitation covenants until the earlier of the first anniversary of termination of employment or the end of the severance period and non-disparagement and confidentiality covenants indefinitely (the violation of which will result in the cessation of any remaining severance payments and benefits).
Relationships with Starr and SICO
      A number of senior AIG executives, including the individuals named in the Summary Compensation Table, have historically held positions with, and received compensation from, Starr and SICO. Both companies own substantial amounts of AIG Common Stock and have had other relationships with AIG. For example, from time to time, Starr has offered members of AIG’s senior management the opportunity to purchase shares of its common stock and, since 1975, SICO has provided benefits under the SICO Plans to certain senior AIG employees. Consistent with AIG’s traditional presentation, the amount of AIG Common Stock beneficially owned by Starr and SICO and the amount of Starr and SICO voting stock beneficially owned by AIG’s directors and executive officers is discussed under “Ownership of Certain Securities,” awards allocated under the SICO Plans are reflected in the Summary Compensation Table and other transactions between AIG, on the one hand, and Starr and SICO, on the other hand, are discussed under “Certain Transactions.”
      AIG is currently in the process of unwinding and resolving various relationships with Starr and SICO. As a result, AIG’s executive officers no longer serve as officers or directors of SICO and Starr or their subsidiaries.
          Payments and Benefits Provided by Starr and SICO
      AIG intends to provide new or enhanced compensation opportunities to AIG employees in order to reflect the compensation and benefits previously provided by Starr and SICO. AIG is providing the following information to give a historical perspective of the payments made by Starr and SICO to AIG executive officers, including the executives named in the Summary Compensation Table. This table does not include the allocation of awards under the SICO Plans, because they are included in the Summary Compensation Table or dividends paid by Starr, which are included in the table under “Investments in Starr.” The information in this table, and the following two tables pertaining to SICO and Starr reflect the best information available to AIG, but AIG does not currently have full access to the books and records of Starr and SICO.
Summary of Salary, Bonus and Directors Fees Paid by Starr and SICO*

			Bonus Amounts	Directors Fees
		Starr	Paid by SICO
Name	Year	Salary	and/or Starr	Starr	SICO

Current
Martin J. Sullivan	2004	$99,000	$100,000	$100,000	$50,000
	2003	91,385	75,000	100,000	50,000
	2002	66,000	50,000	100,000	50,000
Donald P. Kanak	2004	88,000	100,000	100,000	50,000
	2003	68,538	—	100,000	50,000
	2002	66,000	205,917	100,000	50,000
Jay S. Wintrob	2004	66,000	100,000	100,000	50,000
	2003	68,538	75,000	100,000	50,000
	2002	66,000	50,000	100,000	50,000
Richard W. Scott	2004	25,000	—	—	—
	2003	25,962	—	—	—
	2002	—	—	—	—
Thomas R. Tizzio	2004	62,000	62,000	100,000	50,000
	2003	87,231	62,000	100,000	50,000
	2002	84,000	62,000	100,000	50,000
Edmund S.W. Tse	2004	154,000	150,000	100,000	50,000
	2003	154,000	150,000	50,000	50,000
	2002	154,000	100,000	50,000	50,000
Rodney O. Martin, Jr.	2004	32,000	—	—	—
	2003	33,231	—	—	—
	2002	28,431	—	—	—
Kristian P. Moor	2004	77,000	125,000	100,000	50,000
	2003	79,962	100,000	100,000	50,000
	2002	66,000	50,000	100,000	50,000
Win J. Neuger	2004	281,000	75,000	100,000	50,000
	2003	283,538	50,000	100,000	50,000
	2002	281,000	40,000	100,000	50,000
Former
M.R. Greenberg	2004	380,000	2,630,000	100,000	50,000
	2003	394,615	2,128,000	100,000	50,000
	2002	468,000	3,128,000	100,000	50,000
Howard I. Smith	2004	165,000	150,000	100,000	50,000
	2003	171,346	100,000	100,000	50,000
	2002	154,000	100,000	100,000	50,000
All Executive Officers of AIG as a Group	2004	1,339,250	1,119,000	1,300,000	650,000
	2003	1,337,183	784,000	1,250,000	650,000
	2002	1,258,681	1,059,917	1,250,000	650,000

*	Payments made by Starr or SICO for services provided to AIG are also included in the Summary Compensation table herein.
      Starr and SICO also provided perquisites or other personal benefits to AIG executives for their service to Starr and SICO. The preceding table does not include the incremental cost of these benefits because AIG does not currently have access to complete information.

Existing SICO Plans and Investments in Starr
      SICO Plans. The following table summarizes information with respect to the number of shares of AIG Common Stock that would be received by the individuals named in the Summary Compensation Table upon retirement after age 65 pursuant to all existing SICO Plans.
Existing SICO Deferred Compensation
Profit Participation Plans

Name	Number of Shares*

Current
Martin J. Sullivan	192,033
Donald P. Kanak	121,439
Jay S. Wintrob	96,000
Richard W. Scott	21,600
Thomas R. Tizzio	873,317
Edmund S.W. Tse	535,543
Rodney O. Martin, Jr.	26,800
Kristian P. Moor	169,265
Win J. Neuger	231,481
Former
M.R. Greenberg	3,680,759
Howard I. Smith	424,403

*	As discussed in the notes to the Summary Compensation Table, until retirement after age 65 or early payout under certain circumstances, the named individuals have no dividend or voting rights with respect to these shares.
      Investments in Starr. Starr from time to time offered members of AIG’s senior management the opportunity to purchase shares of its common stock. Book value was used to determine the purchase price, and the shares have generally paid cash dividends as well as dividends in the form of non-voting preferred shares.
      The Starr common and preferred shares are subject to agreements that limit their transferability and give Starr the right, and in some cases the obligation, to repurchase the shares after a holder ceases to be an employee of Starr and substantially all of Starr’s affiliated or associated companies. The repurchase price is generally based on the adjusted book value of the common shares and the sum of the liquidation value and unpaid dividends of the preferred shares. However, Starr can repurchase the shares for a substantially lower price if a holder voluntarily departs (without the approval of Starr’s board of directors) before the holder turns 60 or, for holders voluntarily departing between 60 and 65, if the holder competes with Starr, or Starr’s affiliated or associated companies, before turning 65.
      During 2004, Starr offered a total of 1,125 shares of its common stock to AIG employees. Mr. Sullivan purchased 125 shares, Mr. Kanak purchased 250 shares and Mr. Bensinger purchased 125 shares, respectively, at a purchase price of $300 per share. As of January 1, 2005, Messrs. Sullivan, Neuger and Smith purchased an additional 125 shares each at a purchase price of $300 per share.

      The following table sets forth information with respect to the Starr holdings of the individuals named in the Summary Compensation Table, as of January 1, 2005.

		Liquidation Value of		Cash
		Preferred Shares		Dividends
	Total
	Purchase	Increase in		Paid in
Name	Price*	2004	Total	2004

Current
Martin J. Sullivan	$337,500	$2,475,000	$10,062,500	$393,375
Donald P. Kanak	300,000	1,650,000	8,250,000	308,000
Jay S. Wintrob	225,000	1,650,000	7,275,000	288,750
Richard W. Scott	37,500	275,000	550,000	41,500
Thomas R. Tizzio	450,000	3,850,000	32,060,000	815,100
Edmund S.W. Tse	525,000	3,850,000	26,663,750	770,337
Rodney O. Martin, Jr.	75,000	550,000	1,600,000	88,000
Kristian P. Moor	262,500	1,925,000	9,237,500	344,375
Win J. Neuger	225,000	1,650,000	8,000,000	296,000
Former
M.R. Greenberg	1,200,000	8,800,000	121,375,000	2,775,250
Howard I. Smith	562,500	4,125,000	26,646,250	806,463
All Executive Officers of AIG as a Group	3,975,000	29,150,000	175,923,750	4,427,282

*	Reflects cumulative purchase price paid by the holder from time to time through December 31, 2004.
     Certain Transactions
      Certain transactions in 2004 effected in the ordinary course of business between AIG and its subsidiaries and SICO and Starr are summarized in the following table:

	SICO and	Starr and
	Subsidiaries	Subsidiaries

	(in thousands)
AIG and Subsidiaries Paid:
For production of insurance business*	$—	$204,800
For services	1,400	262
Rentals	4,000	39
AIG and Subsidiaries Received:
For services	619	22,100
Rentals	11	1,900

*	From these payments, which constituted approximately 52 percent of Starr’s consolidated gross revenues for the year, Starr is generally required to pay its operating expenses as well as commissions due originating brokers. The amounts represent approximately 0.2 percent of the gross revenues of AIG.
      Starr from time to time offered members of AIG’s senior management the opportunity to purchase shares of its common stock. Information regarding purchases of Starr securities can be found under the heading “Relationships with Starr and SICO” and “Existing SICO Plans and Investments in Starr.”

Report of the Compensation Committee on Executive Compensation
      The Compensation Committee is the committee of the Board responsible for making recommendations to the Board with regard to AIG’s compensation programs applicable to senior executives and other employee compensation and for oversight of the development and implementation of AIG’s compensation programs. The Committee also reviews and approves the performance goals and objectives relevant to the Chief Executive Officer. These responsibilities are set forth in the Committee’s Charter, which is posted on AIG’s corporate website at www.aigcorporate.com.
      For year 2004, Messrs. Marshall Cohen, William Cohen, Hoenemeyer and Holbrooke comprised the Committee. The Board, upon the recommendation of the Corporate Governance and Nominating Committee, has determined that each member of the Committee is independent for purposes of the NYSE listing standards.
Ongoing Compensation Review
      Following Mr. Greenberg’s retirement from AIG in March 2005 and the commencement of the legal and regulatory actions and investigations described under Item 3. Legal Proceedings, in AIG’s Annual Report on Form 10-K for the year ended December 31, 2004, the Committee decided to take a fresh look at AIG’s executive compensation practices. The Committee determined that AIG’s compensation policies should address crucial short-term and long-term organizational goals. As an immediate and short-term matter, the Committee believes it is critical to retain the continued services of its senior executives and ensure their continued focus during the period following recent events. Over the long-term, AIG seeks to ensure that its compensation policies are aligned with the goal of enhancing shareholder value through programs that attract, retain and motivate key executives and support an effective control environment.
      In addition, a number of senior AIG executives, including AIG’s President and Chief Executive Officer, have historically held positions with, and received compensation from, Starr and SICO. AIG is currently in the process of unwinding and resolving various relationships with these companies, and AIG’s executive officers no longer serve as officers or directors of Starr, SICO or their subsidiaries. The Committee directed AIG’s current management to consider new or enhanced compensation opportunities for AIG employees to reflect the compensation and benefits previously provided by these companies. The Committee views addressing these issues as important to both its short-term and long-term goals so long as the resulting total compensation is balanced, fair and competitive.
      The Committee selected and engaged Frederic W. Cook & Co., Inc. (“FWCook”) to provide independent advice on executive compensation practices and determinations, including the steps AIG has taken since March 2005 and its going-forward review of compensation practices. The Committee has specifically requested that FWCook provide advice based on industry best practices, and it is expected that the Committee will evaluate all forms of executive compensation in its review. The Committee has also made use of the services of outside counsel to the independent directors of the Board, as well as AIG’s outside counsel, in evaluating and implementing the steps it has taken since March 2005.
Executive Employment Agreements
      In March 2005, the Board delivered letters of understanding to Messrs. Sullivan, Kanak and Bensinger, in connection with Mr. Sullivan’s promotion to AIG’s President and Chief Executive Officer, Mr. Kanak’s promotion to AIG’s Executive Vice Chairman and Chief Operating Officer and Mr. Bensinger’s promotion to AIG’s Executive Vice President and Chief Financial Officer. These letters contemplated the negotiation of comprehensive employment agreements to replace the letters. In June 2005, AIG entered into definitive employment agreements with each of these executives that supersede the letters. The terms of the agreements are described under “Executive Employment Agreements” in “Compensation of Directors and Executive Officers.”
      Although AIG has not historically entered into employment agreements or granted severance protection, the Committee determined it was appropriate in light of its short-term goals. The Committee considered, in particular, the challenges faced by senior management during this transition period, the expected changes in the compensation opportunities made available by AIG during this period, the limited, fixed term of the agreements and FWCook’s advice regarding the agreements. The employment agreements were negotiated by the Committee with the assistance of FWCook and outside counsel for AIG.
Executive Severance Plan
      For the same reasons, the Board approved the terms of an executive severance plan, which provides severance payments and benefits to a select group of AIG’s senior officers. The plan also has a three-year term and provides for severance based on up to two years of employment if, during the term, employment is terminated by AIG without “Cause” (as defined in the plan). The actual amount of severance will depend on the length of the relevant executive’s service with AIG and its subsidiaries.
      Severance under the plan is subject to continued compliance with certain restrictive covenants, among other conditions. The severance plan is described in more detail under “Executive Severance Plan” in “Compensation of Directors and Executive Officers.”
AIG 2005-2006 Deferred Compensation Profit Participation Plan
      Since 1975, SICO has provided benefits under the SICO Plans to senior AIG employees. To provide continuity during 2005 and 2006, AIG has authorized the creation of a 2005-2006 Deferred Compensation Profit Participation Plan that will be modeled on (but will not be identical to) the historic SICO Plans. The 2005-2006 Plan will be administered by the Committee, and its costs will be borne directly by AIG.
      It is expected that the number of shares of AIG Common Stock that can be issued to participants under the 2005-2006 Plan will be calculated after the completion of 2006 and will be based primarily on (1) the growth in earnings per share during the 2005-2006 award period as compared to the 2003-2004 period and (2) the book value of AIG at the end of the award period. After the total number of shares that can be issued under the 2005-2006 Plan is calculated, participants will receive contingent rights to their proportionate share of this total number based upon the number of units awarded them (as adjusted by a multiplier) relative to the total number of units granted under the 2005-2006 Plan. For most of AIG’s senior executive officers, including Messrs. Sullivan, Kanak and Bensinger, the multiplier will be two times. In addition, most of AIG’s senior executive officers, including Messrs. Sullivan, Kanak and Bensinger, who continue to be employed on January 1, 2013 and have not reached age 65 will receive an increase of 20 percent in the number of their contingently allocated shares of AIG Common Stock.
      The Committee approved participation levels in the 2005-2006 Plan on April 20, 2005, but formal awards have not been issued because the 2005-2006 Plan has not been finalized or approved. The Committee approved participation levels in order to provide continuity to executives, who previously had been advised by SICO of the number of units they would have been granted under a 2005-2006 SICO Plan had SICO adopted such a plan. The Committee determined to provide identical participation levels in the 2005-2006 Plan (with limited exceptions) after review of these levels and consultation with FWCook.
      Mr. Sullivan’s award under the 2005-2006 Plan will be 4,000 units. This is the number of units that SICO advised him he would receive under the superseded 2005-2006 SICO Plan. Mr. Sullivan’s forthcoming participation award was not increased as a result of his appointment as President and Chief Executive Officer. The number of units granted to each current officer named in the Summary Compensation Table is set forth under “Long-Term Incentive Plans,” in “Compensation of Directors and Executive Officers.” None of these officers received an increase in the number of units relative to the number they had been expecting to receive under the superseded 2005-2006 SICO Plan.
Assurance Agreements
      On June 27, 2005, AIG entered into definitive documentation of AIG’s agreement, subject to certain conditions, to (1) make any payment or delivery of AIG Common Stock that is not promptly made with respect to the benefits accrued by current employees of AIG and its subsidiaries under historic SICO Plans and

(2) make any payment to the extent not promptly made by Starr with respect to amounts that become payable to current employees of AIG and its subsidiaries who are also stockholders of Starr after the giving of a notice of repurchase or redemption under Starr’s organizational documents. These benefits will not be available to any employee terminated by AIG for cause, as determined in the sole discretion of the Committee.
Historic Compensation Philosophy and 2004 Compensation of Former CEO
      The Committee made determinations regarding Mr. Greenberg’s 2004 compensation as Chairman and Chief Executive Officer of AIG at its meetings on December 16, 2004 and February 8, 2005. In each case, the determinations were based on the Committee’s understanding at such time of Mr. Greenberg’s activities and accomplishments during 2004 in relation to the strategic plans and goals of AIG, and were not made with the benefit of the information gained in the course of AIG’s subsequent internal review.
      Historically, in determining appropriate compensation for the CEO and other members of senior management, the Committee’s starting point has been AIG’s salary administration philosophy, which has been to pay within a range that helps meet business objectives while considering external and internal influences and the level of funding allocated to employee compensation. At senior positions, one of the objectives has been to pay at a level that allows AIG to attract, retain and motivate key executives by paying them competitively compared to peers within a selected group of major companies in the insurance industry while comparing AIG’s performance to the performance of those companies. In so doing, a variety of factors were considered, including the performance of AIG relative to those companies as measured by standards such as net income and its growth over prior periods, return on equity and property and casualty underwriting performance, the level of compensation paid to senior officers within the selected group of companies, and the level of individual contribution by AIG’s senior officers to the performance of AIG.
      No specific formula was used to evaluate the various factors, in determining the specific amount of compensation payable or in determining the allocation of compensation to salary, bonus and equity grants. The weight given to each factor with respect to each element of compensation has been within the individual discretion and judgment of each member of the Committee. Each member has also taken the appropriateness of the entire package into account when evaluating each element of compensation.
      Decisions regarding Mr. Greenberg’s annual cash bonus were finalized at the February meeting, where the Committee reviewed the accomplishments of the Chief Executive Officer as they understood them at the time. The Committee determined that a significant increase over the $6,500,000 annual bonus paid in 2003 would be appropriate and determined it would be appropriate to award $8,000,000 for his performance in 2004 (the maximum amount permitted under AIG’s Chief Executive Officer Annual Compensation Plan).
      Decisions regarding 2004 option grants were made at the December meeting. The Committee noted that there had been a supplemental grant of options in 2003 that in most cases had doubled the number of shares customarily granted to executive officers. The Committee determined that it was appropriate to limit the options granted to customary levels and Mr. Greenberg’s grant was reduced to options with respect to 375,000 shares of AIG Common Stock rather than the 750,000 shares granted in 2003.
2004 Compensation of Other Senior Executive Officers
      The Committee determined bonuses and option grants for 2004 and base salaries and supplementary bonus levels for 2005 for other senior executive officers at the time on the basis of factors similar for those used in determining Mr. Greenberg’s compensation, as discussed above.

Deductibility of Compensation
      Section 162(m) of the Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and four most highly compensated officers of a corporation in a taxable year. Compensation that is considered qualified “performance-based compensation” generally does not count toward this limit. For 2004, the bonus compensation paid to Mr. Greenberg and the options granted to Mr. Greenberg and the other four officers are qualified “performance-based compensation” and expected to be deductible notwithstanding the $1 million limit. Other compensation above $1 million to these executives did not qualify and therefore was not deductible.
      The Committee believes that it is necessary and in the best interests of AIG’s shareholders to forego some tax deduction in order to attract and retain outstanding executive talent. This is particularly the case at this time. It is expected that certain of the compensation under the new employment agreements and under the 2005-2006 Plan may not qualify as “performance-based compensation.” The Committee determined that its concerns regarding motivating and retaining executive talent in the current environment outweighed the benefit of complying with the requirements of Section 162(m).

Compensation Committee
American International Group, Inc.

Marshall A. Cohen
William S. Cohen
Frank J. Hoenemeyer
Richard C. Holbrooke

Report of the Audit Committee
      The Audit Committee’s function, as provided in the Audit Committee charter, is to assist the Board of Directors in its oversight of:

•	the integrity of AIG’s financial statements,

•	AIG’s compliance with legal and regulatory requirements,

•	the independent accountants’ qualifications, independence and performance, and

•	the performance of AIG’s internal audit function.
      The Committee’s charter is available on AIG’s corporate website, at www.aigcorporate.com.
      During 2004, the Audit Committee was comprised of Mrs. Hills and Messrs. Aidinoff, Chia, Hoenemeyer and Zarb. On May 18, 2005, Messrs. Miles and Offit were named to the Audit Committee. The Audit Committee chair is Mr. Hoenemeyer. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that all members of the Committee are independent, as required by NYSE listing standards and the SEC rules. The Board of Directors has also determined, upon the recommendation of the Nominating and Corporate Governance Committee, that all members of the Committee are financially literate, as defined by NYSE listing standards, and that Mr. Hoenemeyer is an audit committee financial expert and has accounting or related financial management expertise, as defined by the SEC rules and NYSE listing standards, respectively. Although designated as an audit committee financial expert, Mr. Hoenemeyer is not an accountant for AIG and, under the SEC rules, is not an “expert” for purposes of the liability provisions of the Securities Act or for any other purpose. Mr. Hoenemeyer does not have any responsibilities or obligations in addition to those of the other audit committee members; all audit committee members have the identical duties and responsibilities.
      In connection with the preparation of AIG’s Annual Report on Form 10-K for the year ended December 31, 2004, AIG’s current management initiated an internal review of AIG’s books and records, which was substantially expanded in mid-March 2005. The review was conducted under the direction of senior management with the oversight of the Audit Committee and was complemented by investigations by outside counsel for AIG and for the Audit Committee. PricewaterhouseCoopers LLP, AIG’s independent registered public accounting firm, was consulted on the scope of the internal review and reviewed the results of the internal review.
      This review culminated in the restatement of AIG’s financial results, a delay in AIG filing its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and the conclusion that there were several material weaknesses in AIG’s internal control over financial reporting. In light of these events, AIG has taken the following actions consistent with the recommendation of the Audit Committee:
      New Senior Management. AIG appointed a new Chief Executive Officer and a new Chief Financial Officer, who, together with other senior executives, are committed to achieving transparency and clear communication with all stakeholders through effective corporate governance, a strong control environment, high ethical standards and financial reporting integrity.
      Chief Risk Officer. AIG has strengthened the position of Chief Risk Officer, responsible for enterprise-wide credit, market and operation risk management and oversight. The Chief Risk Officer is empowered to work more closely with top corporate and business area level executives to identify, assess, quantify and manage risks. AIG has established an Operational Risk Management department, reporting to the Chief Risk Officer, to engage in expanded self-assessment processes for more effective management of operational and reputational risk.
      Financial Disclosure Committee. AIG intends to establish a Financial Disclosure Committee to assist Messrs. Sullivan and Bensinger in fulfilling their responsibilities for oversight of the accuracy and timeliness of AIG’s disclosures.

      Complex Structured Finance Transaction Committee. AIG has expanded the scope and activities of the Complex Structured Finance Transaction Committee to include the review and approval of AIG’s accounting and financial reporting of identified transactions, including related party transactions.
      Other Initiatives. AIG is also actively:

•	developing procedures to ensure that risk transfer will be properly evaluated and contemporaneously documented;

•	establishing processes and controls to ensure that reconciliations are performed;

•	evaluating alternative approaches to ensure that hedge accounting requirements are met; and

•	enhancing controls over deferred tax reporting.
      The Audit Committee is focused on AIG remediating the identified material weaknesses in internal control over financial reporting and implementing new controls to ensure a proper control environment. The Committee has been very active in its oversight of the internal investigation, as well as in reviewing the proposed remediation strategies.
      In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and PricewaterhouseCoopers LLP. The Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with PricewaterhouseCoopers LLP its independence.
      Based upon the reports and discussions described in this report and the role and responsibilities of the Audit Committee described in the Audit Committee Charter, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements for the fiscal year ended December 31, 2004 be included in AIG’s Annual Report on Form 10-K filed with the SEC. The Audit Committee is recommending the appointment of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for the fiscal year ended December 31, 2005.

Audit Committee
American International Group, Inc.*

M. Bernard Aidinoff
Pei-yuan Chia
Carla A. Hills
Frank J. Hoenemeyer
Frank G. Zarb

*	Messrs. Miles and Offit were appointed members of the Audit Committee on May 18, 2005.

Report of the Nominating and Corporate Governance Committee
      The role of the Corporate Governance and Nominating Committee, comprised of Mrs. Hills and Messrs. Aidinoff, Marshall Cohen and Zarb, is to identify individuals qualified to become Board members and recommend individuals to the Board for nomination as members of the Board and its committees, advise the Board on corporate governance matters and oversee the evaluation of the Board. The Board of Directors has determined that each member of the Committee is independent, as required by the NYSE listing standards. The Committee’s charter is available on AIG’s corporate website, at www.aigcorporate.com.
      The Committee, along with the Board of Directors, determined that Mrs. Hills and Messrs. Aidinoff, Chia, Marshall Cohen, William Cohen, Feldstein, Hammerman, Hoenemeyer, Holbrooke, Miles, Offit and Zarb are independent within the meaning of NYSE listing standards and, in the case of Audit Committee members, the SEC rules as well. The Committee also determined that all Audit Committee members were financially literate and that Mr. Hoenemeyer is an audit committee expert for purposes of SEC rules and has accounting or related financial management expertise for purposes of NYSE listing standards. Although designated as an audit committee financial expert, Mr. Hoenemeyer is not an accountant for AIG and, under the SEC rules, is not an “expert” for purposes of the liability provisions of the Securities Act or for any other purpose. Mr. Hoenemeyer does not have any responsibilities or obligations in addition to those of the other audit committee members; all audit committee members have the identical duties and responsibilities. The Nominating and Corporate Governance Committee has recommended that Mr. Offit be named Chairman of the Audit Committee upon Mr. Hoenemeyer’s retirement from the Board at the Annual Meeting.
      The Committee has worked with the Board of Directors and management to improve the governance structures in place at AIG in order to address deficiencies in the control environment prevailing at the end of 2004 and to ensure greater transparency. Among other initiatives, at the recommendation of the Committee, the Board appointed three new independent, outside directors, Messrs. Hammerman, Miles and Offit, and established a new Regulatory, Compliance and Legal Committee to provide oversight of AIG’s compliance with applicable laws and regulations. The Board of Directors, also at the recommendation of the Committee, reconstituted its Executive Committee on April 21, 2005 to emphasize input from members of the Board of Directors represented on committees specifically focused on governance issues.
      The Committee has also focused on ensuring that AIG sets an appropriate “tone at the top.” In connection with this effort, AIG enhanced its Code of Conduct for employees, mandated that all employees complete formal ethics training and implemented a Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics to provide reasonable assurance that all members of the Board of Directors, executive officers and senior financial officers adhere to the stated principles and procedures set forth in that Code. At the Committee’s recommendation, AIG is developing a corporate level compliance framework, including implementation of compliance programs at AIG’s major business areas.
      The Committee continues to monitor the progress of the Board of Directors and management in implementing its governance initiatives, including the process of self assessment by the Board and each of the Committees, and will continue to explore further avenues for strengthening internal controls. The Committee also recommended and the Board approved in June 2005, changes in AIG’s By-Laws and Governance Guidelines to reflect the Board’s current belief that the Chairman should be an independent director and that at least two-thirds of the directors should be independent under NYSE listing standards. The Committee has recommended and the Board plans to adopt a policy of holding bi-monthly meetings commencing in 2006.

      The Committee approved and recommended to the Board of Directors the director nominees standing for election at the Annual Meeting, based on the criteria set forth in AIG’s Corporate Governance Guidelines.

Nominating and Corporate Governance
Committee
American International Group, Inc.

M. Bernard Aidinoff
Marshall A. Cohen
Carla A. Hills
Frank G. Zarb

Performance Graph
      The following Performance Graph compares the cumulative total shareholder return on AIG Common Stock for a five-year period (December 31, 1999 to December 31, 2004) with the cumulative total return of the Standard & Poor’s 500 stock index (which includes AIG) and a peer group of companies (the “Peer Group”) consisting of eight insurance companies to which AIG compares its business and operations: Allstate Corporation, Chubb Corporation, CNA Financial Corporation, Hartford Financial Services Group, Inc. (formerly known as ITT Hartford Group, Inc.), Lincoln National Corporation, MetLife Inc., Prudential Financial Inc. and The St. Paul Companies, Inc. Dividend reinvestment has been assumed and, with respect to companies in the peer group, the returns of each such company have been weighted to reflect relative stock market capitalization.
FIVE YEAR CUMULATIVE TOTAL RETURNS
Value of $100 Invested on December 31, 1999
TOTAL SHAREHOLDER RETURNS

	1999	2000	2001	2002	2003	2004

AIG	100.00	136.97	110.56	80.78	92.91	92.43
S&P 500	100.00	90.90	80.09	62.39	80.29	89.03
Peer Group	100.00	154.97	133.13	118.28	147.96	179.46

RATIFICATION OF SELECTION OF ACCOUNTANTS
      The Audit Committee and the Board of Directors have approved the engagement of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2005. Representatives of that firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.
      Ratification of the selection of accountants requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting. Neither AIG’s Restated Certificate of Incorporation, as amended, nor By-Laws require that the shareholders ratify the selection of PricewaterhouseCoopers LLP as its independent registered public accounting firm. AIG’s Board is requesting shareholder ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may still retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of AIG and its shareholders.
      Under the policy for pre-approval of audit and permitted non-audit services by PricewaterhouseCoopers LLP, the Audit Committee approves categories of services and fee caps for each category. The pre-approved services include: audit services, such as financial statement audits, regulatory filings and attestation services; audit-related services, such as employee benefit plan audits, due diligence, control reviews and GAAP consultations; tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and other permitted non-audit services, such as information resources and training. No expenditure may exceed the dollar caps without the separate specific approval of the Audit Committee.
Fees Paid to Independent Registered Public Accounting Firm
      The following table shows information about fees paid by AIG to PricewaterhouseCoopers LLP.

	2004	2003
	(in millions)	(in millions)

Fees paid by AIG:
Audit fees(a)	$66.7	$33.7
Audit-related fees(b)	1.4	2.2
Tax fees(c)	6.9	7.0
All other fees(d)	2.7	1.9

(a)	Includes in 2004 fees related to the audit of the consolidated financial statements, including restatements included therein, and Management’s Report on Internal Control over Financial Reporting included in AIG’s Annual Report on Form 10-K for the year ended December 31, 2004.

(b)	Audit-related fees are fees in respect of assurance and related services that are traditionally performed by independent accountants, including: employee benefit plan audits; due diligence related to mergers and acquisitions; accounting consultations and audits in connection with acquisitions; internal control reviews; and consultation concerning financial accounting and reporting standards.

(c)	Tax fees are fees in respect of tax return preparation and consultation on tax matters (including tax return preparation and consultation on tax matters for expatriate employees), tax advice relating to transactions and other tax planning and advice.

(d)	All other fees include: assistance with information technology; providing access to information resources; training; reports on internal controls pursuant to SAS 70; and compliance reviews under AIMR.
      The services provided by PricewaterhouseCoopers LLP and the fees paid by AIG were authorized and approved by the Audit Committee in compliance with the pre-approval policy and procedures described above. None of the non-audit services performed by PricewaterhouseCoopers LLP were approved under the SEC’s de minimis exception to audit committee pre-approval.
      Your Board of Directors recommends a vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
      All suggestions from shareholders are given careful attention. Proposals intended for inclusion in next year’s Proxy Statement pursuant to SEC Rule 14a-8 should be sent to the Secretary of AIG at 70 Pine Street, New York, New York 10270 and must be received by December 5, 2005. Under the AIG By-Laws, notice of any other shareholder proposal or the nomination of a candidate for election as a director to be made at the 2006 Annual Meeting of Shareholders must be received not less than 90 nor more than 120 days prior to August 11, 2006 unless the 2006 Annual Meeting is not scheduled to be held on a date between July 12, 2006 and September 10, 2006, in which case notice must be received no less than the later of 90 days prior to the date on which such meeting is scheduled or 10 days after the date on which such meeting date is first publicly announced. A copy of the current AIG By-Laws may be obtained from the Secretary of AIG.
OTHER MATTERS
      Your Board of Directors knows of no other matters to be presented at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.
Incorporation by Reference
      To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by AIG under the Securities Act or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled “Report of the Compensation Committee on Executive Compensation,” “Report of the Audit Committee” (to the extent permitted by the SEC rules), “Report of the Nominating and Corporate Governance Committee,” “Performance Graph” and the appendices to the Proxy Statement, shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.
Important Notice Regarding Delivery of Shareholder Documents
      In accordance with a notice sent to certain shareholders of AIG Common Stock who hold AIG Common Stock through a broker or otherwise through a nominee and who share a single address, only one copy of this Notice of Annual Meeting of Shareholders and Proxy Statement and AIG’s 2004 Annual Report to Shareholders is being sent to that address unless AIG receives contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any shareholder residing at such address wishes to receive a separate copy of this Notice of Annual Meeting and Proxy Statement or AIG’s Annual Report to Shareholders, he or she may contact the AIG Director of Investor Relations at 70 Pine Street, New York, New York 10270, 212-770-6293, and AIG will deliver those documents to such shareholder promptly upon receiving the request. Any such shareholder may also contact the AIG Director of Investor Relations if he or she would like to receive separate proxy materials and annual reports in the future. If a shareholder receives multiple copies of AIG’s proxy materials and annual reports, he or she may request householding in the future by contacting the AIG Director of Investor Relations.
Proxy Solicitation
      AIG will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, personal interview, telephone and facsimile transmission by directors, their associates, and approximately eight officers and regular employees of AIG and its subsidiaries. In addition to the foregoing, AIG has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of approximately $12,500 plus reasonable out-of-pocket expenses and disbursements of that firm. AIG has retained MacKenzie Partners, Inc. to provide advisory services in connection with proxy solicitation and Innisfree M&A Incorporated as a special investor relations advisor. These firms will receive reasonable and customary fees based on services provided. AIG will also reimburse brokers and others holding AIG Common Stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

APPENDIX A
AMERICAN INTERNATIONAL GROUP, INC.
CORPORATE GOVERNANCE GUIDELINES
1. Introduction
     The Board of Directors (the “Board”) of American International Group, Inc. (together with its subsidiaries, “AIG”), acting on the recommendation of its Nominating and Corporate Governance Committee, has developed this set of corporate governance guidelines (“Guidelines”) to promote the effective functioning of the Board and its committees, to promote the interests of shareholders and to set forth a common set of expectations as to how the Board, its various committees, individual directors, and management should perform their functions. These Guidelines are designed with AIG’s current business operations, ownership, capital structure, and economic conditions in mind.
II. Roles of Board and Management
     The roles of the Board and management are related, but distinct. AIG’s business strategy is implemented by its officers and other employees, under the direction of the chief executive officer (“CEO”). Management reports regularly to the Board on significant events, issues, and risks which may materially affect AIG’s business or financial performance.
     The Board’s function is one of oversight. The Board reviews and discusses reports by management with respect to AIG’s performance, as well as significant issues facing AIG. In addition to its general oversight function, the Board, directly and through its committees, oversees AIG’s business and management in accordance with these Guidelines.
III. Board Composition
     The size of the Board should balance the following goals:

•	The size of the Board should facilitate substantive discussions by the whole Board in which each director can participate meaningfully.

•	The composition of the Board should encompass a broad range of skills, expertise, industry knowledge and diversity of opinion.

•	A two-thirds majority of the Board shall consist of directors who are, under the New York Stock Exchange, Inc. (“NYSE”) listing standards, “independent” in the business judgment of the Board (“Independent Directors”).
IV. Selection of Chairman of the Board and Chief Executive Officer
     The Board is free to select its Chairman and the CEO in the manner it considers to be in the best interests of AIG at any given point in time. At the current time, the policy of the Board, reflected in the By-Laws, is that the role of Chairman should be separate from that of the CEO and the Chairman should be selected from the Independent Directors.
V. Selection of Directors
     The Nominating and Corporate Governance Committee is responsible for recommending a slate of directors to the Board for election at the annual meeting of shareholders, or one or more nominees to fill vacancies occurring between annual meetings of shareholders.

A.	Nominations. The Board shall, based on the recommendations of the Nominating and Corporate Governance Committee, select nominees for the position of director considering the following criteria:

•	High personal and professional ethics, values and integrity;

•	Ability to work together as part of an effective, collegial group;

•	Commitment to representing the long-term interests of AIG;

•	Skill, diversity, background, and experience with businesses and other organizations that the Board deems relevant;

•	The interplay of the individual’s experience with the experience of other Board members, and the extent to which the individual would be a desirable addition to the Board and any committees of the Board; and

•	Ability and willingness to commit adequate time to AIG over an extended period of time.

B.	Shareholder Nominations. Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting names and supporting information to: Chairperson, Nominating and Corporate Governance Committee, c/o Secretary, American International Group, Inc., 70 Pine Street, New York, NY 10270.

The Nominating and Corporate Governance Committee shall give appropriate consideration to candidates for Board membership proposed by shareholders and shall evaluate such candidates in the same manner as other candidates identified to the Nominating and Corporate Governance Committee.

C.	Committee Evaluation. The Nominating and Corporate Governance Committee shall discuss and evaluate possible candidates in detail prior to recommending them to the Board. The Nominating and Corporate Governance Committee shall also be responsible for initially assessing whether a candidate would be an Independent Director. The Board, taking into consideration the assessment of the Nominating and Corporate Governance Committee, shall determine whether a nominee or appointee would be an Independent Director.

D.	Orientation. Management, working with the Board, will provide an orientation process for new directors, including background material on AIG, its business plan and its risk profile, and meetings with senior management. Periodically, management should prepare additional orientation sessions for directors on matters relevant to AIG, its business plan and risk profile.
VI. Election, Term and Retirement of the Directors
     Directors hold office until the AIG Annual Meeting of Shareholders next succeeding his or her election and until a successor is elected and qualified or until his or her earlier resignation or removal. The Board does not believe it should establish term limits or a mandatory retirement age.
VII. Board Meetings
     The Board currently plans at least four regular meetings each year, with further meetings to occur (or action to be taken by unanimous written consent), at the discretion of the Board.
     The agenda for each Board meeting will be prepared by the Chairman and CEO. Any director may suggest the inclusion of additional subjects on the agenda. The agenda for each committee meeting shall be established by the respective committee chairperson. Management will endeavor to provide all directors an agenda and appropriate materials in advance of meetings, although the Board recognizes that this will not always be consistent with the timing of transactions, the operations of the business and, in certain cases, it may not be desirable to circulate materials in advance of the meeting. Materials presented to the Board or its committees should be as concise as practicable but consistent with the need to provide the information needed for the directors to make an informed judgment and engage in informed discussion.
VIII. Executive Sessions
     To ensure free and open discussion and communication among the non-management directors of the Board, the non-management directors will meet at least four times a year in executive sessions, with no members of management present. The non-management directors will designate the director who will preside at the executive sessions. Non-management directors who are not Independent Directors may participate in these executive sessions, but Independent Directors shall meet separately in executive session at least once per year.
IX. The Committees of the Board

A.	Committees. The Board will have at least the following five committees: Audit Committee, Compensation Committee, Executive Committee, Finance Committee, and Nominating and Corporate Governance Committee. The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee must each have a written charter satisfying the rules of the NYSE. The Audit Committee must also satisfy the requirements of Securities and Exchange Commission (“SEC”) Rule 10A-3. Each committee chair will give a report periodically on his or her committee’s activities to the Board.

B.	Composition of the Committees. The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee will each be composed of at least three directors all of whom are, in the business judgment of the Board, Independent Directors. The required qualifications for the members of each committee are set out in the respective committee’s charter. A director may serve on more than one committee for which he or she qualifies.

X.	Board Responsibilities

A.	Management Succession. The Board shall review and consider the management succession plan, developed by the CEO, to ensure that future selections are appropriately considered. The principal components of this plan, on which the CEO will report at least annually to the Board, are:

•	A proposed plan for CEO succession, both in an emergency situation and in the ordinary course of business; and

•	The CEO’s plan for management succession for the other policy-making officers of AIG.

B.	Evaluating and Approving Salary for the CEO. The Board, acting through the Compensation Committee, evaluates the performance of the CEO against AIG’s goals and objectives and approves the compensation level of the CEO.

C.	Compensation Programs. The Compensation Committee makes recommendations to the Board with respect to (1) AIG’s general compensation philosophy, (2) the compensation programs applicable to senior executives of AIG and (3) other employee compensation.

D.	Board Compensation. The Nominating and Corporate Governance Committee shall periodically review and make recommendations to the Board regarding the form and amount of Board compensation. The Board shall set the form and amount of director compensation, taking into account the recommendations of the Committee. Only non-management directors shall receive compensation for services as a director. To create a direct linkage with corporate performance, the Board believes that a meaningful portion of a director’s compensation should be provided and held in the common stock of AIG and other types of equity-based compensation.

E.	Reviewing and Approving Significant Transactions. Board approval of a particular transaction may be appropriate because of several factors, including:

•	legal or regulatory requirements;

•	the materiality of the transaction to AIG’s finance performance, risk profile or business;

•	the terms of the transaction; or

•	other factors, such as entry into a new business or a significant variation from AIG’s strategic plan.

To the extent that the Board determines it to be appropriate, the Board shall develop standards to be utilized by management in determining the types of transactions that should be submitted to the Board for review and approval or notification.
XI. Expectations of Directors
     The business and affairs of AIG shall be managed by or under the direction of the Board in accordance with Delaware law. In performing their duties, the primary responsibility of the directors is to exercise their business judgment in the best interests of AIG. The Board has developed a number of specific expectations of directors to promote the discharge of this responsibility and the efficient conduct of the Board’s business.

A.	Commitment and Attendance. All directors should make every effort to attend every meeting of the Board and every meeting of committees of which they are members. Directors are expected to attend the annual meeting of shareholders.

B.	Participation in Meetings. Each director should be sufficiently familiar with the business of AIG, including its financial statements and capital structure, and the risks and the competition it faces, to facilitate active and effective participation in the deliberations of the Board and of each committee on which he or she serves. Upon request, management will make appropriate personnel available to answer any questions a director may have about any aspect of AIG’s business.

C.	Loyalty and Ethics. In their roles as directors, all directors owe a duty of loyalty to AIG. This duty of loyalty mandates that the best interests of AIG take precedence over any interests possessed by a director.

AIG has adopted a Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics. Directors should be familiar with the Code’s provisions and should consult with AIG’s counsel in the event of any issues that arise with respect to the matters set forth in the Code.

D.	Other Directorships. AIG values the experience directors bring from other boards on which they serve, but recognizes that those boards also present significant demands on a director’s time and availability and may present conflicts and legal issues. Directors should advise the Chairman of the Nominating and Corporate Governance Committee and the CEO before accepting membership on other boards of directors or other significant commitments involving affiliation with other businesses or governmental units.

E.	Contact with Management. All directors are invited to contact the CEO at any time to discuss any aspect of AIG’s business. Directors also have complete access to other members of management. The Board expects that there will be frequent opportunities for directors to meet with the CEO and other members of the management in Board and committee meetings, or in other formal and informal settings.

Further, the Board encourages management to, from time to time, bring managers into Board meetings who (a) can provide additional insight into the items being discussed because of personal involvement and substantial knowledge in those areas and/or (b) are managers with future potential that the senior management believes should be given exposure to the Board.

F.	Board Interaction with Institutional Investors and the Press. It is important that AIG speak to employees and outside constituencies with a single voice and that management serve as the primary spokesperson. If a situation does arise in which it seems necessary for a non-management director to speak on behalf of AIG, the director should consult with the CEO.

G.	Confidentiality. The proceedings and deliberations of the Board and its committees are confidential. Each director shall maintain the confidentiality of all information received in connection with his or her service as a director.

XII.	Communications with the Board of Directors
     Security holders may communicate directly with one or more directors by writing to them c/o Secretary, American International Group, Inc., 70 Pine Street, New York, NY 10270.

XIII.	Evaluating Board Performance
     The Board, acting through the Nominating and Corporate Governance Committee, shall conduct a self-evaluation at least annually to determine whether it is functioning effectively.
     The Nominating and Corporate Governance Committee shall periodically consider the mix of skills and experience that directors bring to the Board to assess whether the Board has the necessary tools to perform its oversight function effectively. The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee shall each conduct an annual self-evaluation, as provided for in its respective charter.

XIV.	Reliance on Management and Outside Advice
     In performing its functions, the Board is entitled to rely on the advice, reports and opinions of management, counsel, accountants, auditors and other expert advisors. The Board shall have the authority to retain and approve the fees and retention terms of its outside advisors.
Approved: June 16, 2005

APPENDIX B
AMERICAN INTERNATIONAL GROUP, INC.
DIRECTOR INDEPENDENCE STANDARDS
     Pursuant to the New York Stock Exchange (“NYSE”) listing standards, a director having any of the following relationships shall be deemed to have a material relationship1 with AIG2 and shall not be considered “independent”:

•	The director is, or has been within the last three years, an employee of AIG or an immediate family member[3] is, or has been within the last three years, an executive officer[4] of AIG.[5]

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from AIG, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service) and other than compensation received by an immediate family member for service as a non-executive employee of AIG.[5]

•	(1) The director or an immediate family member is a current partner of a firm that is AIG’s internal or external auditor; (2) the director is a current employee of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on AIG’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of AIG’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments[6] to, or received payments from, AIG for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.
     The following relationships and transactions shall not be deemed material for purposes of the NYSE listing standards. The fact that a particular relationship or transaction is not addressed by the below standards or exceeds the thresholds in these standards shall not create a presumption that the director is or is not “independent”.

•	A relationship arising solely from a director’s status as an executive officer, employee or a greater than 10% equity owner of a for-profit corporation or organization that has made payments to or received payments from AIG so long as the payments made or received during any of the past three fiscal years are not in excess of the greater of $1 million or 2% of the other company’s consolidated gross revenues for the fiscal year in which the payments were made (based on the other company’s most recently available financial statements).

•	A relationship arising solely from director’s ownership of 10% or less of the equity interests in an entity that has a relationship or engages in a transaction with AIG.

•	A relationship arising solely from a director’s position as a director or advisory director (or similar position) of another for-profit or not-for-profit corporation or organization that engages in a transaction with AIG or receives contributions from AIG or The Starr Foundation.

•	A relationship arising solely from a director’s affiliation with a charitable organization as an executive officer that receives contributions from AIG or The Starr Foundation, so long as such contributions (other than employee matching contributions) for a calendar year are not in excess of the greater of $1 million or 2% of the organization’s consolidated gross revenues for the charitable organization’s most recent fiscal year for which financial statements are publicly available.

•	The ownership by a director of equity securities of AIG, the purchase of insurance, investment or other products or services from AIG, or the maintenance of a brokerage or similar account with AIG so long as the relationship or transaction is entered into in the ordinary course of business and is on substantially the same terms as those prevailing at the time for similarly situated persons who are not directors of AIG.

•	Any other relationship or transaction that is not required to be disclosed pursuant to Item 404(a) of Regulation S-K.

•	Any relationship or transaction with an immediate family member of a director that would fall within one of the preceding standards.

[1]	Such relationship may be either direct or as a partner, shareholder or officer of an organization that has a relationship with AIG.
[2]	“AIG” shall refer to American International Group, Inc. and its consolidated subsidiaries.
[3]	“Immediate family member” includes a director’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home. When applying the relevant look-back provisions of the standards, individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated shall not be considered.
[4]	“Executive officer” shall refer to such entity’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the entity.
[5]	Employment or compensation received by a director for former service as an interim chairman or CEO does not need to be considered as a factor by the board in determining independence under this test.
[6]	Contributions to tax exempt organizations are not considered payments for purposes of this test.
Approved:    March 16, 2005

B-1

American International Group, Inc.

PRINTED ON RECYCLED PAPER

FOLD AND DETACH HERE

P
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O
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American International Group, Inc.

ANNUAL MEETING OF SHAREHOLDERS
AUGUST 11, 2005

This proxy is solicited by the Board of Directors.

The undersigned hereby appoints Martin J. Sullivan, Donald P. Kanak and Edmund S.W. Tse and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed on the reverse side hereof, all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of American International Group, Inc. to be held at 72 Wall Street, Eighth Floor, New York, New York, on Thursday, August 11, 2005 at 10:00 a.m., and at any adjournment or postponement thereof.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

American International Group, Inc.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8239
EDISON, NJ 08818-8239

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone
Log on to the Internet and go to http://www.eproxyvote.com/aig		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

FOLD AND DETACH HERE

☒	Please mark your votes as in this example.

Unless otherwise marked, the proxies are appointed with authority to vote “FOR ALL” nominees for election, “FOR” Item 2 and in their discretion to vote upon other matters that may properly come before the meeting.

The Board of Directors recommends a vote “FOR ALL” nominees in Item 1 and “FOR” Item 2.

1.	Election of Directors

		FOR	WITHHELD
	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐

For, except vote withheld from the nominee(s) indicated above

			FOR	AGAINST	ABSTAIN
(01) M. Aidinoff (02) P. Chia (03) M. Cohen	2.	Ratification of Independent Accountants	☐	☐	☐
(04) W. Cohen (05) M. Feldstein (06) E. Futter
(07) S. Hammerman (08) C. Hills (09) R. Holbrooke
(10) D. Kanak (11) G. Miles, Jr. (12) M. Offit
(13) M. Sullivan (14) E. Tse (15) F. Zarb

Mark here if you plan to attend the meeting	☐

Mark here if address change or comment has been noted on the reverse side of this card.	☐

Please sign exactly as name appears hereon. Joint tenants should each sign. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give your full title as such. If the signature is by a corporation, a duly authorized officer of the corporation should sign in full the corporate name. If the signature is by a partnership, a partner should sign the full partnership name.

Signature:	Date:	Signature:	Date: